Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SAMSUNG ELECTRONICS CO., LTD.,

SAMSUNG ELECTRONICS AMERICA, INC.,

SILK DELAWARE, INC.

and

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

dated as of November 14, 2016

i

ii

Exhibit A – Amended and Restated Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2016, is entered into by and among Samsung Electronics Co., Ltd., a Korean corporation (“Parent”), Samsung Electronics America, Inc., a New York corporation and wholly owned subsidiary of Parent (“Silk USA”), Silk Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Silk USA (“Merger Sub”), and Harman International Industries, Incorporated, a Delaware corporation (the “Company”). Each of Parent, Silk USA, Merger Sub and the Company is referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 9.01.

RECITALS

WHEREAS, Parent, Silk USA, Merger Sub and the Company intend that, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”); and

WHEREAS, the board of directors of the Company (the “Company Board”) and the respective boards of directors of Parent, Silk USA and Merger Sub have unanimously determined that it is in the best interests of their respective companies and stockholders, and declared it advisable, to enter into the transactions provided for herein, and have approved this Agreement and the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Silk USA.

Section 1.02 CLOSING. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time, on the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at the offices of Paul Hastings LLP, located at 200 Park Avenue, New York, NY 10166, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 EFFECTIVE TIME. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company, Merger Sub, Silk USA or Parent under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such other date and time as shall be agreed to by Parent and the Company and specified in the Certificate of Merger (such date and time being referred to hereinafter as the “Effective Time”).

Section 1.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.05 CERTIFICATE OF INCORPORATION AND BYLAWS.

(a) Certificate of Incorporation. At the Effective Time, the Company’s restated certificate of incorporation, as amended prior to the date hereof (the “Company Certificate of Incorporation”), and as it may be further amended prior to the Effective Time in accordance with this Agreement, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended (subject to Section 6.05(a)) as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, the Company’s bylaws as amended prior to the date hereof (the “Company Bylaws”), and as they may be further amended prior to the Effective Time in accordance with this Agreement, shall be amended and restated to be substantially identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Harman International Industries, Incorporated”) and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended (subject to Section 6.05(a)) as provided therein or by applicable Law.

Section 1.06 DIRECTORS AND OFFICERS.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.01 CONVERSION AND EXCHANGE OF SHARES OF COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Silk USA, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Parent, Silk USA or Merger Sub:

(a) Conversion of Merger Sub Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Company-Owned Stock and Parent-Owned Stock. Each share of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) or held by Parent, Silk USA or Merger Sub, in each case, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, without payment of any consideration therefor.

(c) Conversion of Company Common Stock. Except as provided in Section 2.01(b) and subject to Section 2.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive $112.00 in cash, without interest (the “Per Share Merger Price”), payable to the holder thereof upon surrender of such shares of Company Common Stock in the manner provided in Section 2.03.

Section 2.02 ADJUSTMENT TO PER SHARE MERGER PRICE. If at any time during the period between the date of this Agreement and the Effective Time there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than any regular quarterly cash dividends with respect to the Company Common Stock in an amount not to exceed $0.35 per share per quarter (collectively, “Regular Cash Dividends”)), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock, the Per Share Merger Price shall be appropriately adjusted by the Parties to reflect the effect thereof.

Section 2.03 SURRENDER OF COMPANY STOCK CERTIFICATES.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into, or cause Silk USA to enter into, an agreement in form and substance reasonably acceptable to the Company with the Company’s transfer agent or a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger

Consideration in accordance with this Article II. At or prior to the Effective Time, Parent shall deposit, or cause Silk USA as sole stockholder of Merger Sub to deposit, with the Paying Agent in trust, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration. Any funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall be referred to in this Agreement as the “Exchange Fund.”

(b) Company Stock Certificate Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case within three (3) Business Days), Parent (or Silk USA) shall cause the Paying Agent to mail to each holder of record of a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or shares of Company Common Stock represented by book entry (“Book Entry Shares”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares)); and (ii) customary instructions for use in effecting the surrender of the Company Stock Certificates, or in the case of Book Entry Shares, the surrender of such shares, in exchange for payment of the applicable Merger Consideration. Each holder of record of a Company Stock Certificate or Book Entry Share shall, upon surrender to the Paying Agent of such Company Stock Certificate or Book Entry Share, together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Paying Agent pursuant to such instructions, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share shall have been converted into the right to receive pursuant to Section 2.01(c), and the Company Stock Certificate or Book Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Company Stock Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Company Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. At and after the Effective Time, holders of Company Stock Certificates (or, in the case of uncertificated shares, Book Entry Shares) shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration or as otherwise provided in this Agreement or by applicable Law. Any cash paid upon the surrender of Company Stock

Certificates or Book Entry Shares in accordance with this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly evidenced by such Company Stock Certificates or Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Stock Certificates or Book Entry Shares formerly evidencing shares of Company Common Stock are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock Certificates or Book Entry Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent or Silk USA, upon demand by Parent, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent, Silk USA and/or the Surviving Corporation for, and Parent, Silk USA and the Surviving Corporation shall remain liable for, payment of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II.

(e) No Liability. Neither Parent, Silk USA, the Company, the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Company Stock Certificate or Book Entry Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent (or Silk USA); provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of shares of Company Common Stock and following any losses Parent shall (or shall cause Silk USA to) promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of or guaranteed by the United States of America with maturities of no more than thirty (30) days and backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid solely to Parent (or Silk USA).

(g) Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable Merger Consideration.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amount otherwise payable to any person pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority by Parent, the Company, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction or withholding was made.

Section 2.04 COMPANY EQUITY AWARDS.

(a) At the Effective Time, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) and each stock appreciation right in respect of Company Common Stock (each, a “Company SAR”), in each case, granted under any Company Stock Plan that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall become fully vested (to the extent not vested) and be canceled, and the holder thereof shall be entitled to receive a payment in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option or Company SAR and (ii) the excess, if any, of the Per Share Merger Price over the exercise price per share of such Company Stock Option or Company SAR; provided, however, that to the extent the exercise price of any Company Stock Option or Company SAR is equal to or greater than the Per Share Merger Price at the Effective Time, such Company Stock Option or Company SAR shall be automatically canceled and no consideration will be paid or delivered in exchange therefor. Parent shall (or shall cause either Silk USA or the Surviving Corporation to) pay the holders of Company Stock Options and Company SARs the cash payments described in this Section 2.04(a) as soon as reasonably practicable following the Effective Time (and in any case within three (3) Business Days following the Closing).

(b) Immediately prior to the Effective Time, (i) each then-outstanding restricted stock unit award in respect of shares of Company Common Stock (each, a “Company RSU”) that vests solely based on the passage of time granted under any Company Stock Plan shall become fully earned and vested with respect to the maximum number of shares of Company Common Stock underlying each such Company RSU as set forth in the terms of the award agreement applicable to such Company RSU; and (ii) each then-outstanding Company RSU granted under any Company Stock Plan that vests in whole or in part based on performance conditions and for which the applicable performance period is not complete as of immediately prior to the Effective Time shall vest to the extent provided for in the award agreement applicable to such Company RSU, with any portion of such performance-based Company RSUs that remains unvested at the Effective Time following the acceleration of vesting provided for in this sentence being automatically canceled for no consideration as of the Effective Time. Parent shall (or shall cause either Silk USA or the Surviving Corporation to) pay to each holder of each Company RSU that vests in accordance with this Section 2.04(b), as soon as reasonably practicable following the

Effective Time (and in any case within three (3) Business Days following the Closing), an amount in cash, without interest, equal to the Per Share Merger Price for each such fully vested share of Company Common Stock underlying such Company RSU (together with any accrued but unpaid dividend equivalents related to such Company RSU).

(c) For the avoidance of doubt, the payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 2.03(h).

Section 2.05 DISSENTING SHARES.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands an appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.01(c) and the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, waiver by the holder or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.01(c), without interest thereon, upon surrender of each Company Stock Certificate representing such shares.

(c) The Company shall give Parent prompt written notice of (i) any demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, and (ii) any withdrawal of any such demand. Parent shall have the opportunity to participate in and, after the Closing Date, to direct all negotiations and any Proceedings with respect to any such demand. The Company shall not make any payment or settlement with respect to, or offer to make any payment or settlement prior to the Effective Time with respect to any such demand for appraisal unless Parent shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Disclosure Schedule, it being agreed that disclosure of any item in any part of the Disclosure Schedule shall also be deemed disclosure with respect to each other Section of this Agreement to which the relevance of such item is reasonably apparent or (ii) to the extent disclosed in the Company SEC Documents filed with, or furnished by the Company to, the SEC prior to the date of this Agreement and publicly available on the date of this Agreement (other than forward-looking disclosures set forth in any risk factor section or similar section, or disclosures relating to forward-looking statements, in each case to the extent they are predictive, cautionary or forward-looking in nature), it being understood that this clause (ii) shall not be applicable to Section 3.03(a) (the first two sentences thereof only), Section 3.04, Section 3.22, Section 3.23, and Section 3.24, the Company represents and warrants to Parent, Silk USA and Merger Sub as follows:

Section 3.01 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each of the Subsidiaries of the Company that is a “significant subsidiary” (as defined in Regulation S-X promulgated under the Securities Act) (a “Significant Subsidiary”) is a wholly owned direct or indirect Subsidiary of the Company, and no other person holds any equity interest (contingent or otherwise) in any Significant Subsidiary (except for any such equity interests that are required by the applicable Law of any jurisdiction to be held by other persons). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person that would be material to the Company and its Subsidiaries, taken as a whole.

Section 3.02 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has made available to Parent accurate and complete copies of the Company Certificate of Incorporation, the Company Bylaws (collectively, the “Company Charter Documents”), and the certificate of incorporation or bylaws (or equivalent organizational documents) of each of the Significant Subsidiaries, including all amendments thereto, in each case, as in effect as of the date hereof (collectively, the “Significant Subsidiary Charter Documents”). The Company is not in violation of the Company Charter Documents. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company’s Subsidiaries is in violation of its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 3.03 CAPITAL STRUCTURE.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on November 10, 2016 (the “Capitalization Date”): (i) 69,713,953 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) 31,805,035 shares of Company Common Stock were held in the treasury of the Company; (iv) 588,748 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Stock Options; (v) 1,858,158 shares of Company Common Stock were underlying outstanding Company RSUs (determined assuming maximum achievement of any applicable performance goals); and (vi) 10,548 shares of Company Common Stock were underlying outstanding Company SARs. All of the outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company, in the case of each of the foregoing, granted by the Company, and except for the Company Equity Awards and the related award agreements, there is no Company Contract relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Except for the Company Equity Awards and the related award agreements, the Company is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

(b) As of the Capitalization Date, other than as set forth in Section 3.03(a) or Part 3.03(b) of the Disclosure Schedule, there are: (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”); and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. As of the date hereof, there is no rights agreement or stockholders rights plan (or similar plan commonly referred to as a “poison pill”) in effect with respect to the Company.

(c) No bonds, debentures, notes or other Indebtedness issued by the Company or any of its Significant Subsidiaries and outstanding as of the date of this Agreement have the right to vote on any matters on which stockholders or equityholders (as applicable) of the Company or any of its Significant Subsidiaries may vote (or are convertible into, or exchangeable for, securities having such right).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another wholly owned Subsidiary of the Company, free and clear of any Liens, other than restrictions on transfer imposed by applicable securities Laws and other than any such shares of capital stock that are required by the applicable Law of any jurisdiction to be held by other persons.

Section 3.04 AUTHORITY; BINDING NATURE OF AGREEMENT.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose or any adjournment or postponement thereof (the “Company Stockholder Approval”), to perform its obligations hereunder. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s or any of its Subsidiaries’ capital stock or other securities necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. The Company Board, at a meeting duly called and held on or prior to the date hereof, duly and unanimously adopted resolutions by which the Company Board: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the stockholders of the Company; (iii) authorized and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth herein; (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the stockholders of the Company for their adoption at a duly held meeting of such stockholders for such purpose. As of the date of this Agreement, the resolutions referred to in the preceding sentence have not been rescinded, modified, amended or withdrawn.

(b) Other than obtaining the Company Stockholder Approval and the filing of the appropriate merger documents under the DGCL (including the Certificate of Merger), no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Assuming due authorization, execution and delivery by Parent, Silk USA and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights; and (ii) general equitable principles, including specific performance and injunctive and other forms of equity relief (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”). Assuming the accuracy of the representations contained in Section 4.08, the Company Board has taken appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Company Board. Assuming the accuracy of the representations contained in Section 4.07 and Section 4.08, there are no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Laws applicable to this Agreement or the Merger.

Section 3.05 NON-CONTRAVENTION; CONSENTS.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii) and (iii), assuming compliance, approval, satisfaction, completion and acceptance (as applicable) with respect to all of the matters and requirements referred to in Section 3.05(b)(i) (including receipt of the Company Stockholder Approval): (i) violate or conflict with the Company Charter Documents or the Significant Subsidiary Charter Documents; (ii) violate or conflict with any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by the Company or any of its Subsidiaries under, give rise to any obligation to make payments or provide compensation under, result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation to obtain any third-party consent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Governmental Authorization, concession, Contract, partnership agreement, joint venture agreement or other agreement to which the Company or any of its Subsidiaries is a party except, with respect to clauses (ii) and (iii), such failures to comply, conflicts, violations, triggering of payments, terminations, accelerations, Liens, encumbrances, notices, Governmental Authorizations, authorizations, consents, approvals, breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No declaration, filing or registration with, or notice to, or authorization, permit, consent or approval of, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement except: (i) (A) for the filing of a premerger notification and report form by the Company under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust or similar Law of any non-U.S. jurisdiction (collectively, the “Foreign Merger Control Laws”), (B) for the submission of a voluntary joint filing of notice of the transaction under Exon-Florio to CFIUS and any requested supplemental information (the “Joint Notice”), (C) for the filing with the United States Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports and filings under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and such filings as may be required by state securities, takeover and “blue sky” laws, (D) as may be required by the NYSE or any other applicable national securities exchange and (E) for the filing of the Certificate of Merger with the Delaware Secretary (and the receipt of the Company Stockholder Approval); or (ii) where the failure to make such declaration, filing or registration or notifications to obtain such authorization, permits, consents or approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06 COMPANY SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

(a) Since July 1, 2015, the Company has filed or furnished (as applicable) on a timely basis all forms, reports, schedules, statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) with the SEC that have been required to be filed or furnished by it under applicable Laws prior to the date of this Agreement (all such forms, reports, schedules, statements and other documents filed and publicly available or furnished prior to the date of this Agreement, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Documents”). As of its filing date (or, if amended or superseded, on the date of such amended or superseded filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Document was filed. As of its filing date (or, if amended or superseded, on the date of such amended or superseded filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by the Company with the SEC; and (ii) the Company has not received any written notice from the SEC that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated. To the Knowledge of the Company, as of the date of this Agreement, there is no investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Documents (including the financial statements included therein). The Company has made available to Parent true, correct and complete copies of all material correspondence between the SEC and the Company received by the Company since July 1, 2015 to the date hereof.

(b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered (except (x) as may be indicated in the notes to such financial statements, (y) for the fact that the unaudited financial statements may not contain footnotes and other presentation items and are subject to normal year-end adjustments or (z) as otherwise permitted by the rules and regulations of the SEC); and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

(c) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with GAAP.

(e) Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board: (i) to the Knowledge of the Company, all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information; and (ii) to the Knowledge of the Company, any fraud that involves management or other employees who have a significant role in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2.

(f) Neither the Company nor any of its Subsidiaries has any liabilities required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, other than liabilities that: (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the Company Balance Sheet Date in the Ordinary Course of Business; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) have been discharged or paid in full prior to the execution of this Agreement; (v) are permitted by this Agreement or disclosed in the Disclosure Schedule; or (vi) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any “off-balance sheet arrangements” as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

Section 3.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Company Balance Sheet Date through the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business and there has not been or occurred any action authorized or undertaken by the Company or its Subsidiaries that, if authorized or undertaken prior to the date of this Agreement, would have required Parent’s written consent pursuant to Section 5.01(b)(vii) or Section 5.01(b)(xi). Since the Company Balance Sheet Date, there has not been any Company Material Adverse Effect.

Section 3.08 LITIGATION; ORDERS.

(a) As of the date hereof, there are no, and since July 1, 2014 there have been no, Proceedings pending (it being understood that, with respect to any Proceeding that is an audit, examination or investigation, any representation herein shall be deemed to be to the Knowledge of the Company) or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets that resulted in, or would reasonably be expected to result in, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) in the case of such Proceedings that are pending or threatened in writing as of the date hereof, a material liability to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, as of the date hereof, no officer of the Company is subject to any Order which prohibits such individual from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

Section 3.09 CONTRACTS.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract (other than this Agreement) required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Except for (x) any Contracts publicly filed by the Company with the SEC prior to the date hereof, (y) any purchase orders, work orders, statements of work, release orders and change requests, and (z) the Company Benefit Plans and Foreign Benefit Plans, Part 3.09(b) of the Disclosure Schedule sets forth a true and complete list of, as of the date of this Agreement:

(i) each Contract that is or would be required to be a Filed Company Contract;

(ii) each Contract that contains covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries to compete in any business or with any person or in any geographic area and that is material to the business of the Company and its Subsidiaries, taken as a whole (except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of ninety (90) days or fewer);

(iii) other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries, each Contract that is a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) each Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which there is any outstanding Indebtedness for borrowed money of the Company or any of its Subsidiaries, whether as borrower or lender, in each case in excess of $50,000,000, other than any such Contract between or among any of the Company and any of its Subsidiaries;

(v) each Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive basis with any third party and that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) each Contract that limits the payment of dividends or distributions in respect of the capital stock of the Company, prohibits the pledging of the capital stock of the Company or prohibits the issuance of guarantees by the Company;

(vii) each Contract that by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $50,000,000 per fiscal year over the remaining term of such Contract (other than this Agreement, Contracts between or among any of the Company and any of its Subsidiaries, Contracts that are the subject of another subsection of this Section 3.09(b) or Company Leases);

(viii) each Contract that is a material settlement, conciliation or similar agreement that is with any Governmental Authority;

(ix) each Contract between the Company or any of its Subsidiaries, on the one hand, and any executive officer or director of the Company, on the other hand; and

(x) each Contract with respect to any acquisition and divestiture pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in future payments by the Company or its Subsidiaries in excess of $25,000,000.

Each Contract required to be listed on Part 3.09(b) of the Disclosure Schedule (whether or not so listed) and each Filed Company Contract is referred to herein as a “Material Contract.”

(c) Each Material Contract is valid and binding on the Company and each of its Subsidiaries that are a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its respective terms against the Company and its Subsidiaries, and to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any

Material Contract expires in accordance with its terms and (ii) as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, as of the date hereof, any other party, is in violation or breach of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets is bound.

Section 3.10 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS.

(a) Except where the effect of any such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all applicable Laws; and (ii) since July 1, 2014, neither the Company nor any of its Subsidiaries has (A) received any written notice or other written communication from any Governmental Authority regarding any violation of, or failure to comply with, any Law or (B) provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Law, and, in the case of each of the foregoing clauses (A) and (B), which such violation or failure to comply remains outstanding or unresolved as of the date of this Agreement.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries hold all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; and (iii) the Company and its Subsidiaries are, and have been, in compliance with the terms and requirements of such Governmental Authorizations.

Section 3.11 LABOR AND EMPLOYMENT MATTERS.

(a) As of the date of this Agreement, except as set forth in Part 3.11(a) of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement; (ii) there is no pending written demand for recognition or certification to the Company or any of its Subsidiaries by any labor organization or group of employees of the Company or any of its Subsidiaries; (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing before the National Labor Relations Board with respect to the Company or any of its Subsidiaries; (iv) there is no pending or, to the Knowledge of the Company, threatened in writing, labor strike, work stoppage, slowdown or lockout due to labor disagreements by or with respect to any employees or former employees of the Company or its Subsidiaries, against or involving the Company or any of its Subsidiaries, and no such event has occurred since July 1, 2014, in each case, the result of which would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that are related to unfair labor practices, discrimination, wrongful discharge or violation of any foreign, state and/or federal statute or common law relating to employment practices, and (ii) since July 1, 2014, the Company and its Subsidiaries have complied with all applicable Laws relating to employment, employment practices, wages, hours, mandatory insurance, and other benefits, leaves of absence, employee classification, immigration control, employee safety, bonuses and terms and conditions of employment, including Laws relating to termination of employment and relating to job applicants and employee background checks.

(c) Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by the Company in respect of employee, labor and employee benefits matters in any Section of this Agreement other than this Section 3.11 or Section 3.12 to the extent it relates to employee, labor and employee benefits matters.

Section 3.12 EMPLOYEE BENEFIT MATTERS.

(a) Part 3.12(a) of the Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, each equity or equity-based (including the Company Stock Plans) plan, program, policy, contract, agreement or arrangement, each material change in control, bonus or other incentive compensation, disability, salary continuation, employment, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off plans, programs, policies, contracts, agreements, or arrangements, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, in each case, established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries or any of their ERISA Affiliates or with respect to which the Company or any of its Subsidiaries or any of their ERISA Affiliates has, or reasonably would be expected to have, any material liability or obligation, in each case, that provides compensation, benefits, rights or obligations primarily for the benefit of individuals regularly employed by the Company or its Subsidiaries within the United States and, in each case, excluding any Multiemployer Plans and employee benefit plan mandated by applicable Law or Governmental Authority (collectively, the “Company Benefit Plans”).

(b) Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has ever maintained, contributed to, or sponsored (or had any obligation of any sort, contingent or otherwise, with respect to) a Multiemployer Plan.

(c) No Company Benefit Plan provides or promises any post-retirement health or welfare benefits for any employees of the Company or its Subsidiaries (or their dependents), other than as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

(d) The Company has made available to Parent current, complete and accurate copies as of the date hereof of: (i) all documents setting forth the terms of each material Company Benefit Plan (or with respect to any such unwritten Company Benefit Plan, a written description of each material term thereof) and all material amendments thereto and all related trust documents and funding instruments; (ii) for the most recent year (A) the report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each such Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, including audited financial statements (if any such statements were required), and (B) actuarial valuation reports with respect to each such Company Benefit Plan (if any such reports exist); (iii) the most recent summary plan description for each such Company Benefit Plan and all summaries of material modification (if such exist) related thereto; and (iv) the most recent favorable IRS determination letter or opinion letter, to the extent applicable, with respect to each such Company Benefit Plan.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, (ii) the Company and its Subsidiaries and their ERISA Affiliates have made all payments (including all contributions and insurance premiums) with respect to all prior periods required under such Company Benefit Plans, ERISA, the Code and all other applicable Laws, (iii) none of the Company or any of its Subsidiaries have engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA with respect to the Company Benefit Plans, and (iv) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder (or an exemption thereto).

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Benefit Plans are so qualified and exempt from federal income Taxes under Section 401(a) of the Code and their related trusts are so exempt under Section 501(a) of the Code, (ii) no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened in writing), and (iii) no event has occurred since the date of the most recent determination letter relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or related trust.

(g) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. During the six (6) years immediately preceding the date hereof, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries or any of their ERISA Affiliates that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company or any of its Subsidiaries or any of their ERISA Affiliates of incurring any such liability.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings by any Governmental

Authority with respect to, or other Proceedings against or involving, any Company Benefit Plan or Foreign Benefit Plan or, with respect to either, any of their fiduciaries or administrators, or asserting any rights or claims to benefits or assets under any Company Benefit Plan or Foreign Benefit Plan, in each case, that are pending or, to the Knowledge of the Company, threatened or anticipated.

(i) Except as set forth in Part 3.12(i) of the Disclosure Schedule, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, including as a result of any termination of employment before, on or following the Effective Time) will: (i) entitle any employee, officer, non-employee director or individual independent contractor of the Company or any of its Subsidiaries (whether current, former or retired), or their beneficiaries, to severance or termination pay; (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under or increase the amount payable pursuant to, any Company Benefit Plan or Foreign Benefit Plan; or (iii) result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any employee, officer, non-employee director or individual independent contractor of the Company or any of its Subsidiaries (whether current, former or retired) for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws of any controlling Governmental Authority, and all applicable Collective Bargaining Agreements, and (ii) all Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, applicable plan documents and Collective Bargaining Agreements.

Section 3.13 TAXES.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Authority on or before the Closing Date, (1) have been or will be filed on or before the applicable due date (taking into account any extensions of such due date), and (2) have been, or will be when filed, true, correct and complete; and (B) all Taxes required to be paid by the Company and its Subsidiaries on or before the Closing Date have been or will be timely paid on or before the Closing Date, other than Taxes being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and with respect to which adequate reserves for payment have been established in accordance with GAAP.

(ii) The Company has made adequate provision for Taxes not yet due and payable on the Company Balance Sheet, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business.

(iii) Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period applicable to any Taxes or Tax Returns of the Company or its Subsidiaries, which currently remains in effect.

(iv) The Company and its Subsidiaries have withheld all amounts of Taxes required to have been withheld from amounts paid to their employees, agents, contractors, creditors, stockholders and third parties, and remitted such amounts to the proper Taxing authorities.

(v) The Company and its Subsidiaries have collected all sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority (or have been furnished properly completed exemption certificates).

(vi) (A) No Proceeding is ongoing, pending or, to the Knowledge of the Company, has been threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; (B) there are no liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax, except those that have been satisfied, settled, or withdrawn; and (C) there are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries, except Permitted Liens.

(vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of any: (A) change in a method of accounting under Section 481 of the Code (or any analogous provision of state, local or foreign tax Laws) for a taxable period ending on or prior to the Closing Date; (B) installment sale made prior to the Closing; (C) intercompany transaction made prior to the Closing or “excess loss account” described in Treasury Regulation Section 1502 (or any analogous provision of state, local or foreign income tax Law) existing as of immediately prior to the Closing; (D) prepaid amount received on or prior to the Closing; (E) closing agreement under Section 7121 of the Code, or analogous provision of state, local or foreign tax Law entered into prior to the Closing; or (F) any election under Section 108(i) of the Code made on or prior to the Closing.

(viii) In the three (3) years immediately preceding the date hereof, neither the Company nor any of its Subsidiaries has been informed in writing by any Governmental Authority in a jurisdiction where the Company, or any of its Subsidiaries, do not file a Tax Return that the Company or any of its Subsidiaries are or may be subject to Tax in that jurisdiction.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnification agreement (other than (A) any such agreement solely among the Company and/or its Subsidiaries, or (B) any commercial or other agreement entered into the primary subject of which is not Taxes).

(x) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which was the Company or any of its Subsidiaries) within the three (3) years immediately preceding the date hereof.

(xi) The Company has not participated in, nor is it currently participating, in a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(xii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution occurring during the past two (2) years ending on the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(b) Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by the Company in respect of Tax matters in any Section of this Agreement other than this Section 3.13 and Section 3.12 to the extent Section 3.12 relates to Tax matters.

Section 3.14 REAL PROPERTY; PERSONAL PROPERTY.

(a) The Company or a Subsidiary of the Company has good and valid fee title to all material real property owned by the Company and its Subsidiaries as of the date of this Agreement (each individually, an “Owned Real Property”), in each case free and clear of all Liens and defects in title, except for Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all leases, lease guaranties, licenses (other than Intellectual Property licenses), subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, any material real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries as of the date of this Agreement, including all amendments, terminations and modifications thereof (the “Company Leases”), are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception; and (ii) there is not, under any Company Leases, any existing default or event of default (or event that, with or without notice or lapse of time, or both, would constitute a default) of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto.

Section 3.15 INTELLECTUAL PROPERTY.

(a) Part 3.15(a) of the Disclosure Schedule sets forth a true and complete list, as of September 30, 2016, of all material Owned Intellectual Property that is the subject of any issuance, registration, certificate, application, or other filing by, to or with (i) any Governmental

Authority (indicating for each, as applicable, the jurisdiction, registration or application number, and application, registration or filing date(s)) or (ii) with regard to internet domain names, the applicable private registrar.

(b) Part 3.15(b) of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Outbound Intellectual Property Contracts that (i) license or purport or agree to license or grant or purport or agree to grant any covenant not to sue with respect to any Patents and (ii) would apply to Patents of Parent or its Subsidiaries (other than the Company and its Subsidiaries) following the Effective Time in a manner that will, or would reasonably be expected to, materially and adversely affect the businesses of Parent or its Subsidiaries (other than the Company and its Subsidiaries), taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid and enforceable right to use, all Company Intellectual Property and Company Technology used in or necessary for or held for use for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted, free and clear of any Liens, except Permitted Liens; and (ii) no Company Intellectual Property or Company Technology is subject to any restrictions or conditions on the use, disposal or other exploitation thereof, including covenants not to sue, covenants not to compete, restrictions or conditions on change of control or assignment, restrictions or conditions on any jointly developed Intellectual Property or Technology or Intellectual Property or Technology developed using funds contributed to or by a Governmental Authority. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has transferred or agreed to transfer ownership of, granted or agreed to grant any exclusive license or rights in, or authorized the retention of any exclusive rights in or joint ownership of, any Company Intellectual Property or Company Technology.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will or would reasonably be expected to: (i) result in the Company or any of its Subsidiaries granting, assigning or transferring to any other person any license or other right or interest under, to or in any Company Intellectual Property, Company Technology or Company Products that, in each case, is material to the Company and its Subsidiaries, taken as a whole; (ii) require the consent of any other person in respect of the Company’s and its Subsidiaries’ rights to own, use, and/or hold for use any Company Intellectual Property or Company Technology, except if the failure to obtain such consent would not be material to the Company and its Subsidiaries, taken as a whole; (iii) impair the right of the Company or any of its Subsidiaries, or cause the Company or any of its Subsidiaries to lose any rights, to use, dispose of, or otherwise exploit any Company Intellectual Property or Company Technology, except for any such loss or impairment that would not be material to the Company and its Subsidiaries, taken as a whole; or (iv) result in the Company or any of its Subsidiaries being obligated to pay (or increase the amount of) any royalties or other amounts to any person that is material to the Company and its Subsidiaries, taken as a whole.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Patent included in the Owned Intellectual Property has been, or is required to be, disclosed, licensed, or contributed to any industry standards bodies (including technical special interest groups (such as the Bluetooth SIG) which function, at least in part, as standards bodies), patent pools, or standard setting organization of which the Company or any of its Subsidiaries has been a founder, member or promoter of, or a contributor to.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) as of the date hereof, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or violated any Intellectual Property of any other person or that challenge, question, or contest the validity, use, ownership or enforceability of any of the Company Intellectual Property, including the Company’s and its Subsidiaries’ ownership, internal transfers or assignments of, or right to use, any Company Intellectual Property or Company Technology; (ii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written request or demand for indemnification or defense of an infringement claim from any reseller, distributor, channel partner or end-customer of a Company Product, in each case, which remains unresolved as of the date of this Agreement; (iii) neither the Company’s nor any of its Subsidiaries’ use or disclosure of any Company Intellectual Property or Company Technology, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates, dilutes, or otherwise violates any Intellectual Property of any other person; (iv) as of the date of this Agreement, to the Knowledge of the Company, no person (including any current or former employee or consultant of the Company or its Subsidiaries) is infringing, misappropriating or violating any Owned Intellectual Property or Owned Technology; (v) the Company Intellectual Property and Company Technology are not subject to any settlement or outstanding Order restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the Company’s and its Subsidiaries’ businesses, as currently conducted; and (vi) none of the Company or its Subsidiaries has brought any claim before any Governmental Authority or arbitral tribunal against any person with respect to any of the Owned Intellectual Property or Owned Technology, in each case, which remains unresolved as of the date of this Agreement.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each, employee, contractor, subcontractor, and consultant of the Company or its Subsidiaries that is or has been involved in the development or creation of any Intellectual Property or Technology by or on behalf of the Company or any of its Subsidiaries or from whom the Company or any of its Subsidiaries has acquired ownership of any Intellectual Property or Technology has, in each case, executed and delivered a valid, binding and enforceable written agreement expressly assigning to the Company or the applicable Subsidiary of the Company all of such employee’s, contractor’s, subcontractor’s, or consultant’s right, title and interest in any Intellectual Property or Technology created by such employee, contractor, subcontractor, or consultant within the scope of his or her employment or engagement by or on behalf of the Company or otherwise acquired from such employee, contractor, subcontractor or consultant, as the case may be.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries comply and have complied with all privacy and similar Laws and otherwise have used commercially reasonable efforts to protect and maintain the confidentiality and security of its and their information technology systems and confidential or proprietary data (including any Trade Secrets) of the Company or its Subsidiaries, and any personal, sensitive, or similar customer information owned by them or in their custody, and to protect and preserve through the use of appropriate written non-disclosure agreements and other reasonable measures the confidentiality of all confidential information that is owned or held by the Company and its Subsidiaries and used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted; and (ii) to the Knowledge of the Company, there have been no violations or unauthorized disclosure or use of or attempted violations or unauthorized disclosure or use of or unauthorized access to or attempted unauthorized access to any information technology systems or confidential or proprietary data of the Company or its Subsidiaries, or any personal, sensitive, or similar customer information owned by them or in their custody.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has used, distributed, or otherwise exploited any Open Source Software in such a way that requires, or purports to require, (1) the distribution of the source code to any Owned Technology to any third person, (2) any Owned Intellectual Property to be licensed at no or de minimis cost, or (3) any Owned Technology or Owned Intellectual Property to otherwise be subject to any license for Open Source Software; and (ii) neither the Company nor any of its Subsidiaries would be in violation of any license for Open Source Software to which it is a party as of the date hereof or for Open Source Software which is otherwise used or incorporated into the Company Products or Owned Technology if the Company or any of its Subsidiaries used, distributed, or otherwise exploited any Company Technology or Company Products under a license or other agreement that did not allow further distribution and disclosure of source code.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Products and Company Technology have not and do not include and have been and are protected from any and all disabling codes and instructions, spyware, Trojan horses, worms, viruses and other harmful, malicious, and destructive code, and any software routines that are designed to permit or cause unauthorized access to, or material disruption, impairment, disablement, or destruction of, software, data, systems or other materials.

(k) Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that the representations and warranties set forth in Section 3.05(a), Section 3.08(b), Section 3.09(b)(iii), Section 3.09(b)(v), Section 3.09(b)(vii) and this Section 3.15 are the sole and exclusive representations and warranties made by the Company with respect to Intellectual Property or Technology.

Section 3.16 CUSTOMERS AND SUPPLIERS; RECALLS.

(a) Part 3.16(a) of the Disclosure Schedule lists (i) the ten (10) largest customers of each of the Connected Car, Car Audio, Consumer Audio, Professional Solutions and Connected Services businesses of the Company and its Subsidiaries, taken as a whole, determined on the basis of the aggregate revenues received by the Company and its Subsidiaries, taken as a whole, for the twelve (12)-month period ending on June 30, 2016 and (ii) for each of the ten (10) largest original equipment manufacturer (OEM) customers of each of (A) the Connected Car business segment of the Company and (B) the Car Audio unit of the Lifestyle Audio business segment of the Company, each automotive program under which the Company and its Subsidiaries provide products as of the date hereof.

(b) Part 3.16(b) of the Disclosure Schedule lists the twenty (20) largest suppliers of the Company and its Subsidiaries, taken as a whole, including original design manufacturers that manufacture Company Products for or on behalf of the Company and its Subsidiaries, determined on the basis of cost of goods or services purchased for the twelve (12)-month period ending on June 30, 2016.

(c) Since July 1, 2015, as of the date hereof, no Company Product has been the subject of any voluntary or involuntary recall, suspension, market withdrawal, safety alert or similar action that is material to the Company and its Subsidiaries, taken as a whole.

Section 3.17 AWARDED BUSINESS. The estimated amount of awarded business of the Connected Car business segment of the Company and the Car Audio unit of the Lifestyle Audio business segment of the Company, representing the estimated future lifetime net sales for the Company’s automotive customers, as set forth in the Company’s annual report on Form 10-K filed with the SEC on August 11, 2016, reflects, as of the date of the filing of such annual report, the Company’s good-faith estimate based on non-binding nomination and award letters, calculated consistent with past practice using volume and take rate estimates provided by the automotive customers of the Company and its Subsidiaries, and other generally available market and industry data.

Section 3.18 ENVIRONMENTAL MATTERS.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries is, and since July 1, 2013 has been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any applicable Environmental Law; (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Governmental Authorizations required under applicable Environmental Laws to conduct its business as presently conducted; and (iii) as of the date hereof, there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has Released or exposed any person to any Hazardous Materials and no Hazardous Materials have been Released at, on, under or from any of the Owned Real Property or the leased real property, which is the subject of any Company Leases, in any case, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company possesses, and has at all times since July 1, 2013 possessed, all Environmental Approvals required for the operation of the business of the Company and its Subsidiaries, including the ownership, use or occupation of their respective assets and (ii) all such current Environmental Approvals are in full force and effect.

(c) Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that no representation or warranty is made by the Company in respect of environmental matters (including any Environmental Laws or Hazardous Materials) in any Section of this Agreement other than this Section 3.18 to the extent it relates to environmental matters.

Section 3.19 INSURANCE. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder; and (b) all premiums due with respect to such insurance policies have been paid.

Section 3.20 INTERNATIONAL TRADE LAWS AND REGULATIONS; SANCTIONS.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries conduct, and have at all times since July 1, 2014 conducted, all trade activities in compliance with all applicable International Trade Laws and Regulations applicable to or governing the conduct of the Company’s and its Subsidiaries’ business. Without limiting the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since July 1, 2014: (i) the Company and its Subsidiaries have obtained all export licenses or other authorizations and invoked all license exceptions related to any activity of the Company and its Subsidiaries that is governed by International Trade Laws and Regulations (collectively, “Trade Authorizations”), including authorizations (whether licenses, approvals, license exceptions or license exemptions) required for (A) the import, export or re-export of products, services, software and technologies, (B) releases of technologies and software to non-U.S. nationals whether located in the United States or abroad, and (C) transactions with foreign persons; (ii) the Company and its Subsidiaries are and have been in compliance with the material terms of all applicable Trade Authorizations; and (iii) there are no pending actions, investigations or inquiries by any Governmental Authority with respect to International Trade Laws and Regulations involving the Company or its Subsidiaries (nor, to the Knowledge of the Company, has any such action, investigation or inquiry been threatened in writing).

(b) None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any officer or director of the Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority in any jurisdiction where the Company or any of its Subsidiaries conducts material business (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”).

Section 3.21 FOREIGN CORRUPT PRACTICES ACT.

(a) (i) The Company and its Subsidiaries have conducted since July 1, 2013 and continue to conduct business in compliance in all material respects with all applicable provisions of the Foreign Corrupt Practices Act (the “FCPA”) and the United Kingdom Bribery Act of 2010 (the “UKBA”) and all other applicable similar anti-bribery Laws of all jurisdictions in which the Company or any of its Subsidiaries conduct material business, and (ii) as of the date hereof, since July 1, 2013, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anti-bribery Law, including the FCPA and the UKBA. (A) The Company and its Subsidiaries have instituted, and maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery Laws and (B) as of the date hereof, since July 1, 2013, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no employee of the Company or any Subsidiary of the Company has been disciplined or had his or her employment terminated as a result of any violation of any provision of the FCPA, UKBA or similar anti-bribery Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, employees or Representatives has, since July 1, 2015, as of the date hereof, paid or authorized the payment of any money, or given or authorized the giving of anything of value, to any Government Official or any other person, in each case, in violation of applicable Law, under circumstances where it was known by such person, or reasonably should have been known by such person (after due and proper inquiry), that all or a portion of such money or thing of value would be given or promised to a Government Official or any other person for the purpose of: (i) influencing any act or decision of a Government Official in such person’s official capacity; (ii) inducing a Government Official or any other person to do or omit to do any act in violation of such person’s lawful duties; (iii) securing any illegal business advantage; or (iv) inducing a Government Official or any other person to influence or affect any act or decision of any Governmental Authority, any company, business enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority, any political party, any commercial company or any person in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence to extortion, kickbacks or other unlawful means of obtaining business.

Section 3.22 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement relating to Parent or any of its Affiliates based on information supplied by Parent or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement.

Section 3.23 BROKERS AND OTHER ADVISORS. No broker, investment banker, financial advisor or other person, other than each of J.P. Morgan Securities LLC (“JPM”) and Lazard Frères & Co. LLC (“Lazard”), is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24 OPINIONS OF FINANCIAL ADVISORS. The Company Board has received the opinions of each of JPM and Lazard on or about the date of this Agreement to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Price is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than the Company, Parent, their respective wholly owned Subsidiaries and holders of Dissenting Shares) and, as of the date of this Agreement, such opinions have not been withdrawn, revoked or modified.

Section 3.25 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Disclosure Schedule and the Company SEC Documents), none of the Company, any of its Affiliates or any other Person makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Silk USA or Merger Sub or any of their respective Representatives or Affiliates on any such representation or warranty) with respect to the Company, any of its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Silk USA or Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Silk USA’s, Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of the Company or its Representatives in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III (as qualified by the Disclosure Schedule and the Company SEC Documents). Notwithstanding the foregoing, this Section 3.25 shall not limit Parent’s, Silk USA’s or Merger Sub’s remedies in the case of fraud (as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, SILK USA AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule, it being agreed that disclosure of any item in any part of the Parent Disclosure Schedule shall also be deemed disclosure with respect to each other Section of this Agreement to which the relevance of such item is reasonably apparent, Parent, Silk USA and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01 ORGANIZATION, STANDING AND CORPORATE POWER.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of Korea (to the extent such concept is recognized under applicable Law) and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Silk USA is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate in properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Each of Parent, Silk USA and Merger Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. None of Parent, Silk USA and Merger Sub is in violation of its organizational documents to the extent such violation would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Parent, Silk USA and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder, including the Merger. The execution, delivery and performance by Parent, Silk USA and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by any necessary action on the part of Parent, Silk USA and Merger Sub and their respective boards of directors, subject to the adoption of this Agreement by Silk USA in its capacity as sole stockholder of Merger Sub. Immediately after the execution and delivery of this Agreement, Silk USA will approve and adopt this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub (and Silk USA will provide the Company with reasonably acceptable written evidence thereof within one (1) Business Day of the date hereof), and no other corporate proceedings or vote or consent of the holders of any class or series of capital stock of Parent, Silk USA, Merger Sub or any of their respective Affiliates or similar action on the part of Parent, Silk USA or Merger Sub or any of their respective Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Silk USA and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent, Silk USA and Merger Sub, enforceable against each of Parent, Silk USA and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 NON-CONTRAVENTION.

(a) The execution and delivery of this Agreement by each of Parent, Silk USA and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii), and (iii), assuming compliance, approval, satisfaction, completion and acceptance (as applicable) with respect to all of the matters and requirements referred to in Section 4.03(b)(i): (i) violate or conflict with the organizational documents of Parent, Silk USA or Merger Sub; (ii) violate or conflict with any Law applicable to Parent, Silk USA, Merger Sub or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under or give rise to any obligation to obtain any third-party consent or provide any notice to any person under, any of the terms, conditions or provisions of any Governmental Authorization or Contract to which any of Parent, Silk USA or Merger Sub is a party except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches, defaults, consents or notices that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No declaration, filing or registration with, or notice to, or authorization, permit, consent or approval, of any Governmental Authority is required to be obtained or made by or with respect to Parent, Silk USA or Merger Sub in connection with the execution and delivery of this Agreement by Parent, Silk USA or Merger Sub or the consummation by Parent, Silk USA or Merger Sub of the Merger or the other transactions contemplated by this Agreement, except: (i) (A) for the filing of a premerger notification and report form by Parent, Silk USA and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Laws, (B) for the submission of a Joint Notice to CFIUS, (C) as may be required by the Exchange Act and state securities, takeover and “blue sky” Laws and (D) for the filings required by the DGCL (including the filing of the Certificate of Merger); or (ii) where the failure to make such declaration, filing or registration or notifications to obtain such authorization, permits, consents or approvals, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 LITIGATION. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Silk USA or Merger Sub that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, Silk USA or Merger Sub is subject to any Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05 INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Parent, Silk USA or Merger Sub or any of their respective Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent, Silk USA and Merger Sub will take all reasonable best efforts to supply any information necessary for the Proxy Statement as promptly as practicable.

Section 4.06 ACTIVITIES AND OWNERSHIP OF MERGER SUB; NO TAX.

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.

(b) (i) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding, (ii) Silk USA owns directly, beneficially and of record all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens and (iii) Parent owns directly, beneficially and of record all of the outstanding shares of capital stock of Silk USA, free and clear of all Liens.

(c) No amount will be withheld or deducted, or will be required to be withheld or deducted, from any payment to which a holder of Company Common Stock or a holder of Company Equity Awards, in each case, that is a non-resident of the Republic of Korea is otherwise entitled under Article II on account of the Laws of the Republic of Korea or any political subdivision thereof.

Section 4.07 OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent, Silk USA, Merger Sub nor any of their Affiliates owns (directly or indirectly, beneficially, constructively or of record) any shares of Company Common Stock, other Company Securities, other obligations to make any payments based on the price or value of the Company Securities, and neither Parent, Silk USA, Merger Sub nor any of their Affiliates holds any rights to acquire or vote any shares of Company Common Stock or other Company Securities except such rights pursuant to this Agreement.

Section 4.08 INTERESTED STOCKHOLDER. Prior to the date of this Agreement, none of Parent, Silk USA, Merger Sub, any of Parent’s other Subsidiaries or any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or has been at any time during the period commencing three (3) years prior to the date that the Company Board approved this Agreement, an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL).

Section 4.09 FUNDING. Parent has, and will have at the Closing, all funds necessary to consummate the transactions contemplated by this Agreement and to make all required payments in connection therewith, including (i) payment of the Merger Consideration and all payments required by this Agreement in respect of Company Equity Awards and (ii) all other amounts to be paid pursuant to this Agreement, and any associated costs and expenses on the Closing Date. Notwithstanding anything to the contrary contained herein, Parent acknowledges and agrees that in no event shall the receipt or availability of any funds or financing by Parent or any of its Affiliates be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 4.10 INVESTIGATION; NO OTHER REPRESENTATIONS OR WARRANTIES. Each of Parent, Silk USA and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, Technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent, Silk USA and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent, Silk USA or Merger Sub has relied in any manner whatsoever upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Silk USA, Merger Sub or any of their respective Representatives or Affiliates in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in Article III (as qualified by the Disclosure Schedule and the Company SEC Documents). Without limiting the foregoing, each of Parent, Silk USA and Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Silk USA, Merger Sub or any of their respective Representatives or Affiliates or any other Person resulting from Parent’s, Silk USA’s, Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Silk USA, Merger Sub or their respective Representatives or Affiliates, including any information made available in management or other presentations or in the electronic or other data rooms maintained by or on behalf of the Company or its Representatives in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article III (as qualified by the Disclosure Schedule and the Company SEC Documents). Notwithstanding the foregoing, this Section 4.10 shall not limit Parent’s, Silk USA’s or Merger Sub’s remedies in the case of fraud (as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Effective Time, except as otherwise expressly set forth in Part 5.01 of the Disclosure Schedule, as required by applicable Law or as consented to in writing in advance by Parent (not to be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted, required or otherwise expressly contemplated by this Agreement: (a) the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to carry on its business in all material respects in the Ordinary Course of Business and use reasonable best efforts to preserve intact its current business organization, maintain its material assets and properties in good repair and condition, keep available the services of its current key officers and other key employees and maintain its existing material business relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with the Company and its Subsidiaries; and (b) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following (it being understood that no action with respect to subject matters specifically addressed by this clause (b) of this Section 5.01 shall be deemed, in and of itself, a breach of clause (a) of this Section 5.01):

(i) amend (A) any Company Charter Documents (provided that Parent hereby consents to the amendment of the Company Charter Documents as contemplated by the Company’s proxy statement filed with the SEC on October 25, 2016) or (B) the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company in any respect material in an adverse way to Parent, Silk USA or Merger Sub;

(ii) (A) declare, accrue, set aside or pay any dividend or make any other actual, constructive or deemed distribution (whether in cash, stock or property) in respect of any shares of capital stock of the Company or any of its Subsidiaries other than any dividend or distribution by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) authorize any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries, or any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries; or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, in the case of each of the foregoing clauses (A)–(C) other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options or Company SARs in order to pay the exercise price of such Company Stock Options or Company SARs, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards, (3) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards, (4) any Regular Cash Dividends, (5) the dividend or distribution of rights to purchase equity securities (or securities convertible into equity securities) of the Company, or the redemption thereof, pursuant to a stockholder rights agreement permitted to be adopted under Section 5.01(b)(iii), and (6) transactions between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Subsidiaries of the Company;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, in each of the foregoing cases, other than (A) upon the exercise or settlement of Company Equity Awards outstanding on the date of this Agreement (or Company Equity Awards that are permitted to be issued or granted pursuant to the terms of this Agreement after the date hereof) in accordance with the terms thereof, (B) as required to comply with any Company Benefit Plan, (C) transactions between or among the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the

Company and (D) the adoption of a stockholder rights agreement and the dividend or distribution of rights to purchase equity securities (or securities convertible into equity securities) of the Company pursuant to such stockholder rights agreement and the issuance of equity securities (or securities convertible into equity securities) of the Company pursuant to the exercise of such rights, so long as such stockholder rights agreement is not applicable to the Merger, Parent or any of its Affiliates;

(iv) except as required by any Company Benefit Plan, Foreign Benefit Plan or Collective Bargaining Agreement, (A) grant, pay or promise to pay any severance, retention or termination pay or any increase in severance, retention or termination pay or benefits to any employee, executive officer, non-employee director or individual independent contractor of the Company or any of its Subsidiaries (whether current, former or retired) (other than payments pursuant to, and the adoption and implementation of, severance arrangements in the Ordinary Course of Business), (B) agree to any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any employee, executive officer, non-employee director or individual independent contractor of the Company or any of its Subsidiaries, including under Section 409A or 4999 of the Code or make any such payment, (C) pay any bonus or increase in any material respect the accrual rate or amount of the wages, salary, commissions, fringe benefits (including vacation and other forms of paid leave) or other compensation (including equity-based compensation, whether payable in stock, cash or other property), benefits, or remuneration payable to, any employee, officer, non-employee director or individual independent contractor of the Company or its Subsidiaries (whether current, former or retired), in each case, other than salary increases, commissions and bonus payments made in the Ordinary Course of Business, (D) adopt, enter into, grant, terminate or amend in a material respect any Company Benefit Plan or Foreign Benefit Plan or awards made thereunder (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), other than as permitted by the parenthetical in clause (A) of this Section 5.01(b)(iv), (E) other than in the Ordinary Course of Business or as mandated by accounting or tax standards or rules, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or Foreign Benefit Plan or materially change the manner in which contributions to any Company Benefit Plan or Foreign Benefit Plan are made or the basis on which such contributions are determined, in any case, which would result in a material increase in the amount of annual contributions to any trust maintained for any Company Benefit Plan or Foreign Benefit Plan, (F) other than in the Ordinary Course of Business, loan or advance any money or other property to any employee, officer, non-employee director or individual independent contractor of the Company or its Subsidiaries (whether current, former or retired), (G) enter into any employment, consulting, severance or termination agreement with any director or executive officer of the Company, or (H) terminate the employment of any employee of the Company or any of its Subsidiaries at Global Grade 18 or above, other than for cause or for performance-related reasons or a non-Merger related reason;

(v) except for renewals of Collective Bargaining Agreements in the Ordinary Course of Business, enter into, materially amend, materially modify or voluntarily terminate (other than expirations in accordance with their terms) any Collective Bargaining Agreement;

(vi) (A) enter into any agreement with respect to any labor dispute, any activity or Proceeding by a labor union or Representative thereof, or (B) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative;

(vii) acquire by merger, consolidation, acquisition of stock or assets, or otherwise any ownership interest in, or a substantial portion of the assets of, any person or any division or business thereof, other than (A) any such action solely between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, (B) acquisitions of inventory or other assets in the Ordinary Course of Business or pursuant to existing Contracts, or (C) acquisitions or investments not in excess of $20,000,000 individually or $50,000,000 in the aggregate;

(viii) sell, lease, license, abandon or otherwise dispose of any of its material properties, assets, product lines or businesses (including capital stock or other equity interests in any Subsidiary of the Company and any material Owned Intellectual Property and material Owned Technology), or voluntarily terminate, fail to renew (if renewal is at the option of the Company on commercially reasonable terms) or allow to lapse (if continuation is at the option of the Company on commercially reasonable terms) any Inbound Intellectual Property Contracts the absence of which would be material to the Company and its Subsidiaries, taken as a whole, in each of the foregoing cases, other than (A) sales, leases or other dispositions in the Ordinary Course of Business, (B) the granting of (1) nonexclusive licenses solely as part of settlements or the sale of products or services, in each case, in the Ordinary Course of Business or (2) exclusive licenses of Marks in the Ordinary Course of Business, (C) such transactions with a fair market value that does not exceed $20,000,000 individually or $75,000,000 in the aggregate, (D) pursuant to Contracts existing as of the date of this Agreement and made available to Parent or (E) between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Subsidiaries of the Company; provided that, notwithstanding the foregoing in this Section 5.01(b)(viii), neither the Company nor any of its Subsidiaries shall be permitted to (I) sell, assign, transfer or exclusively license any material Owned Intellectual Property or material Licensed Intellectual Property or cross-license or otherwise license any material Patent included in the Owned Intellectual Property or Licensed Intellectual Property (in each case, other than as permitted by subclauses (B), (D) or (E) of this Section 5.01(b)(viii) or any such sale, licensing, transfer or assignment to customers of products or services in the Ordinary Course of Business) or (II) enter into, or agree to enter into, a license or covenant not to sue that would grant a license or covenant not to sue with respect to any Patents of Parent or its Subsidiaries (other than the Company and its Subsidiaries) upon or after the Closing;

(ix) other than in the Ordinary Course of Business, permit to lapse (in the case of Owned Intellectual Property), cancel or abandon any registered Owned Intellectual Property or any registered Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries if such lapse, cancellation or abandonment (A) is within the control of the Company or its Subsidiaries to prevent on commercially reasonable terms and (B) is material to the Company and its Subsidiaries, taken as a whole;

(x) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material Subsidiaries (other than solely in respect of wholly owned Subsidiaries of the Company);

(xi) (A) except for (1) borrowings under the Company’s Existing Revolver, (2) other Indebtedness for borrowed money not to exceed $25,000,000 in aggregate principal amount outstanding at any time, (3) transactions between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company and (4) obligations in respect of letters of credit, surety bonds and similar instruments entered into in the Ordinary Course of Business, and in each case guarantees thereof, incur any Indebtedness for borrowed money (including by way of issuing any debt securities) or modify in any material respect the terms of the Existing Revolver, the 2.000% Notes or the 4.150% Notes, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any material Indebtedness for borrowed money; (B) make any loans, advances or capital contributions to any other person; or (C) enter into any Contract relating to interest rate swaps, currency exchange swaps, commodity derivatives or hedging transactions, in the case of each of clause (B) and (C), other than (1) in the Ordinary Course of Business or (2) transactions between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company;

(xii) except as expressly permitted in this Section 5.01, and other than in the Ordinary Course of Business, (A) enter into or assume any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or (B) terminate, materially amend or waive any material rights under any Material Contract or any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Material Contract;

(xiii) (A) institute any action, suit, arbitration or litigation other than (1) in the Ordinary Course of Business or (2) in respect of any such action, suit, arbitration or litigation that seeks less than $25,000,000 or (B) settle or compromise any Proceeding pending or threatened in writing against the Company or any of its Subsidiaries, other than (1) the settlement or compromise of Transaction Litigation (but subject to Section 6.03(h)), (2) in the Ordinary Course of Business or (3) such settlements or compromises that require payments by the Company or any of its Subsidiaries (net of insurance proceeds and indemnification proceeds actually received or recoverable) in an amount not to exceed $10,000,000 individually or $25,000,000 in the aggregate;

(xiv) make any material change in financial accounting methods, principles or practices of the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may be appropriate to conform to changes in GAAP or regulatory requirements with respect thereto, or as required by GAAP or applicable Law;

(xv) (A) other than consistent with past practice, make any material Tax election that would materially adversely affect the Company and its Subsidiaries taken as a whole, (B) file any amended material Tax Return that would materially adversely affect the Company and its Subsidiaries taken as a whole, (C) other than in the ordinary course of business or consistent with past practice, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (D) settle or compromise any material Tax liability for an amount that materially exceeds the amount disclosed, reflected or reserved in accordance with GAAP, or (E) change an annual accounting period for Tax purposes if such change would materially adversely affect the Company and its Subsidiaries taken as a whole (it being agreed and understood that, notwithstanding any other provision in this Agreement, none of clauses (i) through (xiv) nor (xvi) through (xviii) (other than clause (xviii) insofar as it relates to this clause (xv)) of this Section 5.01(b) shall apply to Tax matters);

(xvi) enter into, or amend in a manner materially adverse to the Company or its Subsidiaries any affiliate transaction that would be required to be disclosed in a proxy statement of the Company pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act;

(xvii) make any capital expenditures in excess of the amount set forth in Part 5.01 of the Disclosure Schedule, other than any capital expenditures in excess of such amounts set forth in Part 5.01 of the Disclosure Schedule that do not exceed $45,000,000 in the aggregate; or

(xviii) agree, authorize or commit to do any of the foregoing.

Section 5.02 SOLICITATION; TAKEOVER PROPOSALS; CHANGE OF COMPANY BOARD RECOMMENDATION.

(a) No Solicitation. From the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 8.01: (i) the Company shall, and shall cause its Subsidiaries, and shall direct its or their respective Representatives to, (A) immediately cease and cause to be terminated any solicitation, discussion or negotiation with any person conducted prior to the execution of this Agreement by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal, (B) request the prompt return or destruction of any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives to any person within the last twelve (12) months for the purposes of evaluating a possible Acquisition Proposal, and (C) terminate access by all persons (other than Parent and its Representatives) to any physical or electronic data rooms relating to a possible Acquisition Proposal; and (ii) the Company shall not, and shall cause its Subsidiaries not to, and shall direct its or their respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information) the making, submission or announcement by any person of any proposal, offer or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue or participate in any discussions or negotiations with any person regarding any Acquisition Proposal, (C) furnish to any person (other than Parent, Silk USA, Merger Sub, or any designees of Parent, Silk USA or Merger Sub, including their Representatives) any information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person (other than Parent, Silk USA, Merger Sub, or any Representatives or other designees of Parent, Silk USA or Merger Sub), in each case, to knowingly facilitate or knowingly encourage the making of any Acquisition Proposal, (D) approve, endorse or recommend any Acquisition Proposal or any Acquisition Agreement or other agreement requiring the Company to abandon or terminate its obligations under this Agreement, or (E) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, the Company agrees that any material breach of the restrictions on the Company set forth in this Section 5.02 by any Subsidiary or any Representative of the Company or any of its Subsidiaries shall be deemed a material breach of this Section 5.02 by the Company. So long as the Company is not in material breach of this Section 5.02, notwithstanding anything to the contrary contained herein pertaining to the Company’s ability to enter into, continue or participate in any discussions with any person regarding any Acquisition Proposal, the Company may in good faith seek bona fide clarifications of the terms and conditions of a bona fide unsolicited written Acquisition Proposal to determine whether such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, such request to be made to the person (or its or their Representatives) making such Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to the receipt of the Company Stockholder Approval, but not after: (i) the Company receives a bona fide unsolicited written Acquisition Proposal that has not resulted from a material breach of Section 5.02(a); and (ii) the Company Board determines in good faith, after consultation with its outside legal advisor and its financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to constitute, result in, or lead to, a Superior Proposal, then the Company may, upon a good faith determination by the Company Board (after consultation with its outside legal advisor) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 5.02(c): (A) furnish non-public information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement and in accordance with the following restrictions related to the provision of information; (1) the Company shall, substantially concurrently with providing any non-public information to any person making such Acquisition Proposal, provide to Parent copies of all non-public information concerning the Company or its Subsidiaries that is provided to any such person to the extent that such information was not previously provided to Parent, and (2) to the extent the Company reasonably believes it is appropriate to do so based on the identity of such person, the Company shall provide, pursuant to customary “clean-room” or other appropriate procedures, such portions of documents or information to the extent so provided to Parent; and (B) contact and engage in discussions or negotiations with the person making such Acquisition Proposal or such person’s Representatives.

(c) In addition to the obligations set forth in Section 5.02(b), the Company shall promptly (and in any event within twenty-four (24) hours (or, if later, one (1) Business Day) (unless the Company seeks any clarifications of the terms and conditions of any Acquisition Proposal as permitted by the last sentence of Section 5.02(a), in which case, within twenty-four (24) hours)) notify Parent of the receipt of any Acquisition Proposal. Such notice to Parent shall indicate the identity of the person making the Acquisition Proposal and the material terms and conditions of such Acquisition Proposal, including unredacted copies of any written Acquisition Proposal (including copies of any material amendments thereto). The Company shall thereafter keep Parent reasonably informed as promptly as practicable of any material developments affecting the terms and conditions of any such Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after any determination) advise Parent in writing if the Company Board determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(b).

(d) Except as set forth in Section 5.02(e), neither the Company Board nor any committee thereof shall: (i) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders (and at all times thereafter prior to receipt of the Company Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case, in a manner adverse to Parent, Silk USA or Merger Sub the Company Board Recommendation; (iii) adopt, authorize, approve or recommend the adoption or approval of any Acquisition Proposal or Acquisition Agreement (other than those relating to the Merger); (iv) if a tender offer or exchange offer for the Company Common Stock that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten (10) Business Days after commencement; (v) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (v) being referred to herein as a “Change in Company Board Recommendation”).

(e) Notwithstanding any provision of Section 5.02(d), at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may, subject to compliance with the other provisions of this Section 5.02: (i) make a Change in Company Board Recommendation under clauses (i), (ii) or (to the extent related to clauses (i) or (ii)) (v) of the definition thereof in connection with an Intervening Event (but not in connection with a Superior Proposal), if the Company Board determines in good faith, after consultation with its outside legal advisor, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that prior to making such Change in Company Board Recommendation, (A) the Company provides Parent with written notice of its intention to take such action at least four (4) Business Days in advance of taking such action, specifying the reasons for the Company Board’s intention, (B) the Company shall and shall direct its Representatives to negotiate in good faith with Parent during such four (4) Business Day period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions or modifications to the terms of this Agreement such that it would permit the Company Board not to make a Change in Company Board Recommendation pursuant to Section 5.02(e)(i) and (C) at the end of such four (4) Business Day period, the Company Board considers in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Parent, and determines in good faith, after consultation with its outside legal advisor, that the Company Board’s failure to make a Change in Company Board Recommendation under clauses (i), (ii), or (to the extent related to clauses (i) or (ii)) (v) of the definition thereof would continue to be inconsistent with its fiduciary duties under applicable Law; or (ii) if the Company receives an Acquisition Proposal that did not result from a material breach of Section 5.02(a) and that the Company Board determines in good faith (after consultation with its outside legal advisor and its financial advisors) constitutes a Superior Proposal, either (A) terminate this Agreement pursuant to Section 8.01(f), provided that prior to or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee required to be paid pursuant to Section 8.03(b) in connection with such termination, or (B) make a Change in Company Board Recommendation, provided, however, that prior to making a Change in Company Board

Recommendation or prior to terminating this Agreement, in each case, pursuant to this clause (ii), (1) the Company provides Parent with written notice of its intention to take such action at least four (4) Business Days in advance of taking such action, and provides to Parent a summary of the material terms and conditions of such Superior Proposal and an unredacted copy of any and all Acquisition Agreements related to such Superior Proposal (and any financing commitments related thereto), (2) the Company shall and shall direct its Representatives to negotiate in good faith with Parent during such four (4) Business Day period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions or modifications to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) at the end of such four (4) Business Day period, the Company Board considers in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Parent, and determines in good faith, after consultation with its outside legal advisor and its financial advisors, that the Superior Proposal would continue to constitute a Superior Proposal, even if the revisions agreed to in writing by Parent were to be given effect, and (4) in the event of any material change in any of the financial terms (including the amount and form of payment of any consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in clause (1) of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the four (4) Business Day notice period referred to in clause (1) of this proviso shall instead be equal to the longer of (x) two (2) Business Days, and (y) the period remaining under the notice period under clause (1) of this proviso immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 5.02(e)(ii) anew with respect to such additional notice (including clauses (2) through (4) of this proviso). Notwithstanding anything herein to the contrary, neither the Company nor any Subsidiary of the Company shall enter into any Acquisition Agreement unless this Agreement has been or is prior to or concurrently terminated in accordance with its terms.

(f) The Company shall enforce, and shall not release or permit the release by its Subsidiaries of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination (other than any expiration based on the passage of time or otherwise in accordance with its terms) or modification by its Subsidiaries of, any provision of, any confidentiality, “standstill” or similar agreement or provision, in each case relating to an Acquisition Proposal, to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights, unless the Company Board determines in good faith, after consultation with its outside legal counsel, that taking or failing to take such action, as the case may be, would be inconsistent with its fiduciary obligations under applicable Law. The Company shall not, and shall not permit any of its Subsidiaries or direct or any of its or their Representatives on the Company’s or its Subsidiaries’ behalf to, enter into any confidentiality agreement subsequent to the date of this Agreement that prohibits the Company or any of its Subsidiaries from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.02.

(g) Nothing contained in this Section 5.02 shall prohibit the Company or the Company Board or any committee thereof from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal advisor, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; or (iii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to its stockholders); provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) pursuant to clause (i) of this Section 5.02(g) shall be deemed to be a Change in Company Board Recommendation unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure.

Section 5.03 NO CONTROL OF OTHER PARTY’S BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 PREPARATION OF THE PROXY STATEMENT; STOCKHOLDERS’ MEETING.

(a) Preparation of Proxy Statement. As soon as practicable after the date of this Agreement (and in any event, within twenty (20) Business Days hereof, assuming the Company has received all required information from Parent), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 5.02(e), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. Each of Parent, Silk USA and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement, including by furnishing to the Company the information relating to it and/or its Affiliates or Representatives required by the Exchange Act to be set forth in the Proxy Statement promptly following any request therefor from the Company. The Company shall, assuming Parent’s compliance with its obligations under Section 6.01(b), cause the Proxy Statement, at the date of mailing to the Company’s stockholders, to comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Parent, Silk USA, Merger Sub or their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company); provided, that in connection with an Acquisition Proposal, a Superior Proposal, a Change in Company Board Recommendation, or an Intervening Event, so long as the only information contained therein with respect to Parent, Silk USA or Merger Sub relates to this Agreement or the transactions contemplated hereby or any other Acquisition Proposal made by Parent, Silk USA or Merger Sub, the Company’s only obligation shall be to provide to Parent a copy of such filing, or amendment or supplement thereto, in advance of filing. The Company shall promptly notify Parent of the receipt of any written or oral comments or substantive inquires received by the Company from the SEC or the staff thereof related to the Proxy Statement or any request for additional information. The Company shall promptly provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff thereof, on the other hand, with respect to the Proxy Statement, shall provide Parent, Silk USA, Merger Sub and their counsel with copies of any written responses to be submitted by the Company in response to any comments or substantive inquiries from the SEC or the staff thereof and shall provide Parent, Silk USA and Merger Sub and their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company); provided, that in connection with an Acquisition Proposal, a Superior Proposal, a Change in Company Board Recommendation, or an Intervening Event, so long as the only information contained therein with respect to Parent, Silk USA or Merger Sub relates to this Agreement or the transactions contemplated hereby or any other Acquisition Proposal made by Parent, Silk USA or Merger Sub, the Company’s only obligation shall be to provide to Parent a copy of such written response in advance of submission to the SEC or the staff thereof. The Company shall use its reasonable best efforts to resolve, and each Party agrees to consult and cooperate with the other Parties and use reasonable best efforts in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC as promptly as reasonably practicable following the filing thereof.

(b) Covenants of the Parties with Respect to the Proxy Statement. Each Party will cause the information relating to such Party supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments thereof or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that: (i) no representation or warranty is made by Parent, Silk USA or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement; and (ii) no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Silk USA or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

(c) Mailing of Proxy Statement; Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter Documents, (i) as promptly as reasonably practicable after the date of this Agreement, establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (ii) as promptly as reasonably practicable after the Company learns that the Proxy Statement will not be reviewed or that neither the SEC nor the staff thereof has any further comments thereon, (A) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting the Proxy Statement and (B) in accordance with NYSE rules, duly call, convene and hold the Stockholders’ Meeting, subject to the Company’s ability as provided herein to postpone or adjourn the Stockholders’

Meeting; provided, however, that in no event shall such meeting be held later than forty-five (45) calendar days following the date the Proxy Statement is first mailed to the Company’s stockholders, subject to the immediately following sentence. Notwithstanding the foregoing, once the Stockholders’ Meeting has been noticed and called, any postponement or adjournment of the Stockholders’ Meeting shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) other than in the event that (i) such postponement or adjournment is advisable (in the Company’s good faith judgment) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company and its counsel reasonably determine is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting; (ii) such postponement or adjournment is required to obtain the Company Stockholder Approval (including to allow additional time to solicit additional proxies); or (iii) the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that if the Stockholders’ Meeting is postponed or adjourned pursuant to clause (i), (ii), or (iii) of this sentence to a date that is later than three (3) Business Days prior to the Outside Date, then the Outside Date shall be extended until the third (3rd) Business Day after the date to which the Stockholders’ Meeting has been postponed or adjourned. Unless a Change in Company Board Recommendation has occurred pursuant to Section 5.02 or this Agreement has been terminated pursuant to Section 8.01, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in material compliance with applicable Law. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected a Change in Company Board Recommendation or proposed or announced any intention to do so. Prior to the date of the Stockholders’ Meeting, the Company shall, upon the reasonable request of Parent, direct the proxy solicitor or other agent of the Company to advise Parent, once a day for each of the seven (7) Business Days prior to the Stockholders’ Meeting, as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval; provided, that this sentence shall not apply in the event that an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and not publicly withdrawn, or there shall have been a Change in Company Board Recommendation that has not been publicly withdrawn.

(d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors, or Parent or any of its Affiliates or its or their respective officers or directors, should be discovered by the Company or Parent which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company or Parent, as applicable, shall promptly inform Parent or the Company, respectively. Each of Parent, Silk USA, Merger Sub and the Company agree to use reasonable best efforts to correct as promptly as practicable any material information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.02 ACCESS TO INFORMATION; CONFIDENTIALITY. During the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall (and the Company shall cause its Subsidiaries to) afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access, during normal business hours and upon reasonable prior notice to the Company, to all of the Company’s and its Subsidiaries’ properties, personnel, Contracts, books and records as Parent may from time to time reasonably request. Notwithstanding anything to the contrary in this Section 6.02, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by their respective employees of their normal duties, and none of Parent or any of its Representatives shall conduct any “phase II” or similar environmental site assessment or conduct any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility or property of the Company or its Subsidiaries. The Parties acknowledge that all information provided by or on behalf of the Company or any of its Representatives in connection with this Agreement to Parent, Silk USA, Merger Sub or any of their respective Representatives shall be “Confidential Information” under the letter agreement, by and between Samsung Semiconductor Incorporated and the Company, dated as of September 8, 2016 (together with the further letter agreement dated as of September 29, 2016 between such parties, collectively, the “Confidentiality Agreements”, which Confidentiality Agreements shall continue in full force and effect in accordance with their terms (as such terms may have been amended)). Notwithstanding anything to the contrary in this Section 6.02, the Company shall not be required to provide Parent or its Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course of Business, (ii) the disclosure of which would violate any Law or duty, (iii) that is subject to any attorney-client, attorney work product or other legal privilege or (iv) that in the reasonable, good faith judgment of the Company is competitively sensitive; provided, in the case of clauses (i)–(iv), that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without creating the issues described in such clauses.

Section 6.03 BEST EFFORTS; APPROVALS; TRANSACTION LITIGATION.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) using reasonable best efforts to take all actions necessary to cause (A) in the case of the Company, the conditions to the Closing set forth in Section 7.01 and Section 7.02 to be satisfied, or (B) in the case of Parent, Silk USA and Merger Sub, the conditions to the Closing set forth in Section 7.01 and Section 7.03 to be satisfied, in each case, as promptly as practicable; (ii) using reasonable best efforts to obtain all necessary Orders and Governmental Authorizations of any U.S. Governmental Authority or Governmental Authority pursuant to the Foreign Merger Control Laws of the jurisdictions set forth in Part 6.03(a) of the Disclosure Schedule (the “Specified Foreign Merger Control Laws”); (iii) making all necessary registrations, declarations and filings with, and provide all necessary notices to, any U.S. Governmental Authority (including pursuant to the HSR Act) or any Governmental Authority pursuant to the Specified Foreign Merger

Control Laws; (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (v) vigorously defending and contesting any Proceeding (other than Transaction Litigation, which is governed by Section 6.03(h) and Section 5.01(b)(xiii)) that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything contained herein to the contrary, no Party hereto shall make any filings or seek any Governmental Authorizations in respect of the Merger other than under the HSR Act and the Specified Foreign Merger Control Laws. Additionally, subject to the terms and conditions of this Agreement, no Party shall, directly or indirectly, take any action after the date of this Agreement (including with respect to any acquisition, by merger, consolidation, stock or asset purchase or otherwise, or the entry into any agreement with respect thereto) that would reasonably be expected to delay the obtaining of, or result in not obtaining, any Orders and Governmental Authorizations necessary to be obtained in order to satisfy the conditions set forth in Section 7.01.

(b) In connection with the efforts referenced in Section 6.03(a) to obtain all necessary Orders and Governmental Authorizations of any Governmental Authority required pursuant to the HSR Act and each Specified Foreign Merger Control Law, each Party shall: (i) make the appropriate filings under (A) the HSR Act, which shall be made within ten (10) Business Days of the date of this Agreement, and (B) each Specified Foreign Merger Control Law, each of which filings shall be made formally or in draft form (where pre-filing consultation is required) as soon as reasonably practicable but in no event later than twenty (20) Business Days following the date of this Agreement; (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Specified Foreign Merger Control Law and to take all other action necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods and the receipt of any applicable Governmental Authorizations under the HSR Act or any Specified Foreign Merger Control Law as soon as practicable; (iii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications (including the receipt of any no-action, action, clearance, consent, approval or waiver) received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iv) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority, or, in connection with any Proceeding by a private party, with any other person, make available the Representatives of such Party as may be reasonably necessary for attendance by such Representatives in person at such meetings and conferences, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences in accordance with applicable Antitrust Law.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.03(a) and Section 6.03(b), if any objections are asserted with respect to the transactions contemplated hereby in connection with any necessary Orders and Governmental Authorizations of any Governmental Authority required pursuant to any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Silk USA, Merger Sub and the Company shall take all such further action to resolve any such objections or suits, and otherwise to obtain all necessary Orders and Governmental Authorizations of any Governmental Authority required pursuant to any Antitrust Law so as to permit consummation of the Merger or the other transactions contemplated by this Agreement to occur expeditiously and in no event later than the Outside Date, including that Parent, Silk USA and Merger Sub shall be required to take any actions required or requested by any Governmental Authority that limit or could be expected to limit the right of Parent to own or operate all or any portion of the businesses, product lines, or assets of the Company or the Subsidiaries of the Company, including: (i) by executing or carrying out agreements, submitting to orders, writs, rulings, judgments, consent decrees or injunctions (whether temporary, preliminary or permanent); (ii) taking any other action providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or business or categories of assets or businesses of the Company or the Subsidiaries of the Company or the holding separate of the capital stock of the Company or a Subsidiary of the Company; or (iii) agreeing to any limitation on the ability of the Company or the Subsidiaries of the Company to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of the Company or the Subsidiaries of the Company, or agreeing or committing to do any of the foregoing; provided, that neither Parent nor the Company shall be required to agree to any term or take any action pursuant to this Section 6.03(c) that (A) is not conditioned upon consummation of the Merger or (B) would constitute a Burdensome Condition. All such efforts by Parent, Silk USA and/or Merger Sub shall be unconditional, subject to this Section 6.03, and no actions taken pursuant to this Section 6.03(c) (or the Effects therefrom) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law, or if any suit or Proceeding, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violating any Antitrust Law, each Party shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the Merger (and the transactions contemplated hereby); and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to block consummation of this Agreement (and the transactions contemplated hereby), including by defending any Proceeding brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under any Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement as expeditiously as possible; provided that Parent and the Company shall cooperate with one another in connection with all Proceedings related to the foregoing.

(e) The Parties shall file a notice pursuant to Exon-Florio and each of the Parties shall take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the CFIUS Condition, including: (i) within fifteen (15) Business Days after the date of this Agreement, make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS; (ii) following such pre-notice consultation, as promptly as practicable and, in any event, within five (5) Business Days of CFIUS providing comments on the draft filing, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and in the case of Parent, Silk USA and Merger Sub the personal identifier information required to be submitted separately from such notice as contemplated by 31 C.F.R. § 800.402(c)(6)(vi)(B) with respect to the transactions contemplated hereby; (iii) promptly and, in all events, consistent with any deadline imposed under CFIUS or other applicable Law, comply with any request received by any of them or any of their respective Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions; (iv) ensure that any information furnished in respect of this Section 6.03(e) is true, complete and correct in all material respects; and (v) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under Exon-Florio with respect to any such filing or any such transaction. Each Party shall use reasonable best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. To the extent permitted by applicable Law, each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to Proceedings under Exon-Florio. Without limiting the foregoing, each of Parent and the Company shall take any and all such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS Condition; provided, however, that neither Parent nor the Company shall be required to agree to any term or take any action in connection with the satisfaction of the CFIUS Condition that is not conditioned upon consummation of the Merger or that would constitute a Burdensome Condition. All such efforts by Parent, Silk USA and/or Merger Sub shall be unconditional, and no actions taken pursuant to this Section 6.03(e) (or the Effects therefrom) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(f) Subject to its obligations under this Section 6.03 (including Sections 6.03(a), 6.03(c) and 6.03(e)), with respect to the matters covered in (and subject to the terms of) this

Section 6.03, Parent shall, after consulting with the Company and considering and incorporating the Company’s views in good faith, take the lead in developing strategy for obtaining the Orders and Governmental Authorizations of Governmental Authorities required hereunder and responding to any investigation or other inquiry by any Governmental Authority.

(g) Prior to the Closing Date, the Company shall (at Parent’s sole expense) use its commercially reasonable efforts to seek any approval or consent required from the other party thereto as a result of the Merger under any Material Contract reasonably requested by Parent; provided, that (i) the Company shall not be required to pay any money to any such other party or otherwise in connection with obtaining any such approval or consent (and Parent shall promptly reimburse the Company for any out-of-pocket fees, costs and expenses incurred in connection with complying with its obligations under this Section 6.03(g)), and (ii) the failure to obtain any such approval or consent shall not in any case be taken into account as to whether any of the conditions set forth in Article VII have been satisfied. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations pursuant to this Section 6.03(g) that is not conditioned upon consummation of the Merger.

(h) Prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, the Company shall promptly advise Parent of any Transaction Litigation, shall keep Parent reasonably informed regarding any such Transaction Litigation, and shall permit Parent and its Representatives to participate in (but not control) the defense, negotiation or settlement of any Transaction Litigation, and shall give consideration to Parent’s reasonable advice with respect to such Transaction Litigation. With respect to any settlement in connection with any Transaction Litigation which is proposed to be settled solely for monetary damages not entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies) in effect), no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(i) Each of the Parties shall reasonably cooperate with the others in taking, or causing to be taken, all actions and doing, or causing to be done, all things reasonably necessary under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting; provided (A) that any such delisting or deregistration shall be conditional upon and shall occur after the Effective Time; and (B) Parent shall pay any out of pocket costs, fees and expenses incurred by the Company in connection with the cooperation, deregistration and/or delisting contemplated by this Section 6.03(i).

Section 6.04 STATE TAKEOVER LAWS. Assuming the accuracy of the representations and warranties of Parent, Silk USA and Merger Sub set forth in Section 4.07, if any Takeover Law becomes or is deemed to be applicable to Parent, Silk USA, Merger Sub, the Company, this Agreement, the Merger, or any other transaction contemplated by this Agreement, then the Company and the Company Board, as applicable, shall take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and therein and otherwise act to eliminate, or, if not possible, minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Section 6.04 shall be construed to permit Parent, Silk USA or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement. No Change in Company Board Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.

Section 6.05 DIRECTOR AND OFFICER INSURANCE.

(a) For six (6) years after the Effective Time, Parent shall cause the Company, the Surviving Corporation or any of their respective Subsidiaries, as the case may be, in each case to the extent permitted by applicable Law, the Company Charter Documents or comparable organizational documents of the Company’s Subsidiaries, as applicable, to: (i) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding (whether formal or informal), and provide advancement of expenses to, all past and present directors and officers of the Company and its Subsidiaries and, solely to the extent permitted by applicable Company Charter Documents or comparable organizational documents of the Company’s Subsidiaries, employees (in all of their capacities, including in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries, of any benefit plan or of any other person if such service was at the request or for the benefit of the Company or any of its Subsidiaries) (the “Covered Persons”); and (ii) include and cause to be maintained in effect in the Company’s or the Surviving Corporation’s (or any successor’s), and each of the Company’s Subsidiaries’, as the case may be, articles and bylaws (or comparable organizational documents) for a period of six (6) years after the Effective Time, provisions regarding elimination of liability, indemnification, and advancement of expenses of and to the Covered Persons that are at least as favorable as those contained in the Company Charter Documents (or comparable organizational documents of the Company’s Subsidiaries, as applicable). If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns shall: (x) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

(b) The Company shall be permitted to, at or prior to the Effective Time (and if the Company does not, then Parent shall or shall cause the Surviving Corporation to, effective as of the Effective Time), purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, for the benefit of the Covered Persons from insurance carriers with comparable credit ratings, covering, without limitation, the Merger, and Parent shall and shall cause the Surviving Corporation to maintain such prepaid policy for the duration thereof; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by the Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Surviving Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under such policies.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which any past and present director or officer of the Company and its Subsidiaries (in all of their capacities) is entitled, whether pursuant to law, contract or otherwise, all of which shall survive the Merger and shall continue in full force and effect. Notwithstanding anything herein to the contrary, if any Covered Person notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such person may seek indemnification or insurance pursuant to this Section 6.05, the provisions of this Section 6.05 shall continue in effect with respect to such matter until the final disposition of all Proceedings relating thereto. In the event of any breach by Parent or the Surviving Corporation of this Section 6.05, Parent shall, or shall cause the Surviving Corporation to, pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.05 as such fees are incurred upon the written request of such Covered Person.

Section 6.06 PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution and delivery of this Agreement, the Merger and the other transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company (a) shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements (including any material filings with the SEC related to the Merger) with respect to the Merger and the other transactions contemplated hereby, and shall consider in good faith the views of the other Party, and (b) shall not issue any such press release or make any such public statement without the other Party’s prior written consent, except in the case of each of clause (a) and clause (b) as may be required by applicable Law (including, in the case of the Company, by the Company Board’s fiduciary duties, it being expressly understood that nothing herein shall be construed as a modification or limitation of Section 5.02), court process or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange or trading market, in which case the Party required to make the release or announcement shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final determination of the disclosure requirements under applicable Law shall be made by the disclosing Party after consultation with its outside legal counsel); provided, that in connection with an Acquisition Proposal, Superior Proposal, Change in Company Board Recommendation or Intervening Event, so long as the only information contained therein with respect to Parent, Silk USA or Merger Sub relates to this Agreement or the transactions contemplated hereby or any other Acquisition Proposal made by Parent, Silk USA or Merger Sub, the Company’s only obligation shall be to inform Parent in advance of the intention to issue any such release or announcement; provided, further, that each Party may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.06.

Section 6.07 SECTION 16 MATTERS. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 6.08 MERGER SUB AND SURVIVING CORPORATION. Parent shall take all action necessary to cause Silk USA and Merger Sub, and after the Effective Time, the Surviving Corporation, to perform their respective obligations under this Agreement.

Section 6.09 DELISTING OF NOTES; CREDIT FACILITY.

(a) Delisting and Deregistration of Notes. The Company shall reasonably cooperate with Parent (upon Parent’s written request) in connection with the Closing to (i) delist the 2.000% Notes from trading on the NYSE and (ii) to the extent permitted by the Exchange Act, deregister the 2.000% Notes and the 4.150% Notes from the reporting requirements of the Exchange Act; provided, however (A) that any such delisting or deregistration shall be conditional upon and shall occur after the Effective Time and (B) Parent shall pay any out of pocket costs, fees and expenses incurred by the Company in connection with the cooperation, deregistration and/or delisting contemplated by this Section 6.09(a).

(b) Credit Facility. The Company shall reasonably cooperate with Parent (upon Parent’s written request) to obtain a waiver (which waiver shall not become effective prior to, and shall be conditioned on the occurrence of, the Effective Time) in accordance with the terms of the Existing Revolver such that all amounts outstanding under the Existing Revolver as of the Closing Date will remain outstanding and the Existing Revolver will continue in effect unchanged (except for such changes as may be requested or consented to by Parent in connection with seeking such waiver) as a result of the Merger; provided that Parent shall pay any out of pocket costs, fees and expenses incurred by the Company in connection with the cooperation and/or waiver contemplated by this Section 6.09(b). For the avoidance of doubt, successfully obtaining the waiver contemplated by this Section 6.09(b) shall not be a condition to Closing.

Section 6.10 EMPLOYEE MATTERS.

(a) During the period commencing at the Effective Time and ending on the later of the first (1st) anniversary of the Closing Date and June 30, 2018 (the “Continuation Period”), Parent shall cause the Surviving Corporation (or its Subsidiaries, as appropriate) to provide to each employee of the Surviving Corporation and its Subsidiaries (other than any employee represented by a labor organization or covered by any Collective Bargaining Agreement, whose compensation and benefits shall be governed by the applicable Collective Bargaining Agreement) as of the Effective Time (each such an employee, a “Covered Employee”), for so long as such Covered Employee continues to be employed during the Continuation Period by the Surviving Corporation or any of its Subsidiaries, with (i) a base salary or base wage rate, short-term incentive compensation opportunities, and long-term incentive compensation opportunities, in each case, that are no less favorable than the base salary or base wage rate, short-term incentive compensation opportunities, and long-term incentive compensation opportunities provided to such Covered Employee immediately prior to the Effective Time (it being expressly understood that no equity-based compensation will be required to be provided to the Covered Employees after the Effective Time), and (ii) other compensation and employee benefits that are, in the aggregate, no less favorable than those provided to such Covered Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Parent shall cause the Surviving Corporation (or its Subsidiaries, as appropriate) to provide to each Covered Employee whose employment is terminated during the Continuation Period with severance benefits that are no less than the severance benefits for which such Covered Employee was eligible immediately prior to the Closing under the applicable Company Benefit Plan or Foreign Benefit Plan, determined (1) without taking into account any reduction after the Closing in compensation paid to such Covered Employee and (2) taking into account each Covered Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Affiliates.

(b) Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Covered Employees under the applicable health and welfare benefits plan of Parent or any of its Affiliates (except to the extent applicable under a comparable Company Benefit Plan or Foreign Benefit Plan in which such Covered Employees participated, as applicable, immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under a comparable Company Benefit Plan or Foreign Benefit Plan in which such Covered Employees participated, as applicable, immediately prior to the Effective Time, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under a comparable Company Benefit Plan and Foreign Benefit Plan in which such Covered Employees participated immediately prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or any of its Affiliates, and (iv) recognize all service of each Covered Employee with the Company and its Subsidiaries for all purposes in any employee benefit plan of Parent and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under a comparable Company Benefit Plan and Foreign Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services or in retroactive benefit accrual with respect to any defined benefit pension plan.

(c) Parent shall, or shall cause the Surviving Corporation to, honor all of the Company Benefit Plans and Foreign Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date, it being understood that the foregoing shall not be construed as a limitation on the right of Parent or the Surviving Corporation to amend such terms to the extent permitted by the terms of the applicable Company Benefit Plan or Foreign Benefit Plan. Unless prohibited by applicable Laws or expressly provided otherwise in any applicable Company Benefit Plan or Foreign Benefit Plan, Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans and Foreign Benefit Plans containing such a term (or similar phrase) will occur at the Effective Time.

(d) The provisions of this Section 6.10 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current, former, or retired employee, officer, non-employee director, independent contractor, consultant, or other service provider of the Company or any of its Subsidiaries, Parent or any of its Affiliates, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.10) under or by reason of any provision of this Agreement, including any rights to continued employment or service with Parent, the Surviving Corporation or any of their Subsidiaries. Notwithstanding anything in this Section 6.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or Foreign Benefit Plan maintained by the Company or any of its Subsidiaries, or any employee benefit plan maintained by Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or shall limit the right of Parent to amend, terminate or otherwise modify any Company Benefit Plan or Foreign Benefit Plan or any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries following the Effective Time. Nothing contained herein shall be construed as requiring, and the Company and its Subsidiaries shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Approvals.

(i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all applicable waiting periods and Governmental Authorizations required under the Specified Foreign Merger Control Laws shall have expired or been obtained and no Burdensome Condition shall have been imposed in connection therewith.

(ii) Any review or investigation by CFIUS shall have concluded, the President of the United States of America shall not have taken action to block or prevent the consummation of the transactions contemplated by this Agreement and no Burdensome Condition shall have been imposed in connection therewith (the “CFIUS Condition”).

(c) No Injunctions or Other Restraints. No Governmental Authority of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order after the date of this Agreement that remains in effect and that makes illegal, enjoins or otherwise prohibits the consummation of the Merger.

Section 7.02 CONDITIONS TO OBLIGATION OF PARENT, SILK USA AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent, Silk USA and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent, Silk USA and Merger Sub, to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.01(a) (first sentence only) (Due Organization) and Section 3.04(a), Section 3.04(b) (first two sentences only) (Authority; Binding Nature of Agreement) and the last sentence of Section 3.07 (Absence of Certain Changes or Events) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); (ii) each of the representations and warranties of the Company set forth in Section 3.03(a) (the first two sentences thereof only), Section 3.03(b) and Section 3.03(c) (Capital Structure) shall be true and correct in all respects (except for any inaccuracies in the representations and warranties set forth in Section 3.03(a) (the first two sentences thereof only) and Section 3.03(b) (Capital Structure) that do not individually or in the aggregate increase the aggregate consideration required to be paid by Parent, Silk USA and/or Merger Sub under Article II by more than a de minimis amount)) on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct (except for any inaccuracies that do not individually or in the aggregate increase the aggregate consideration required to be paid by Parent, Silk USA and/or Merger Sub under Article II by more than a de minimis amount) as of such date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except, solely with respect to this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality” or “Company Material Adverse Effect” set forth therein), has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate. Parent shall have received a certificate executed by the principal executive officer or principal financial officer of the Company confirming that the conditions set forth in Section 7.02(a) and Section 7.02(b) shall have been duly satisfied.

Section 7.03 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent, Silk USA and Merger Sub set forth in Section 4.01(a) (Organization, Standing and Corporate Power) and Section 4.02 (Authority; Binding Nature of Agreement) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); and (ii) each of the other representations and warranties of Parent, Silk USA and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date (except those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date), except, solely with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality” or “Parent Material Adverse Effect” set forth therein), has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent, Silk USA and Merger Sub. Each of Parent, Silk USA and Merger Sub shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate executed by the principal executive officer or principal financial officer of Parent confirming that the conditions set forth in Section 7.03(a) and Section 7.03(b) shall have been duly satisfied.

Section 7.04 FRUSTRATION OF CLOSING CONDITIONS. Notwithstanding anything herein to the contrary, (a) the Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was caused by its Willful Breach of its obligations under this Agreement and (b) none of Parent, Silk USA or Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was caused by Parent’s, Silk USA’s or Merger Sub’s Willful Breach of any of their respective obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before August 14, 2017 (the “Outside Date”); provided that, if on the Outside Date any of the conditions set forth in Section 7.01(b) or Section 7.01(c) (to the extent relating to the matters set forth in Section 7.01(b)) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended for ninety (90) days and such date shall become the Outside Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach in any material respect of this Agreement;

(ii) a Governmental Authority of a competent jurisdiction shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order is caused by a failure of such Party to perform or comply with any of its obligations or covenants under this Agreement; and provided, further that, the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 6.03 to prevent, oppose or remove such Order; or

(iii) the Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken (the date on which such vote was taken, the “Vote Date”);

(c) by Parent, if: (i) there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement; or (ii) the Company has failed to perform any of its obligations or covenants set forth in this Agreement, which inaccuracy, breach or failure to perform: (A) would result in the failure of any condition set forth in Section 7.02(a)

or Section 7.02(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing); and (B) is not capable of being cured by the earlier of the Outside Date and the date that is forty-five (45) Business Days following written notice from Parent to the Company describing such breach or failure in reasonable detail; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent, Silk USA or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(d) by the Company, if: (i) there shall be any breach or inaccuracy in any of Parent’s, Silk USA’s or Merger Sub’s representations or warranties set forth in this Agreement; or (ii) any of Parent, Silk USA or Merger Sub has failed to perform any of its obligations or covenants set forth in this Agreement, which inaccuracy, breach or failure to perform: (A) would result in the failure of any condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing); and (B) is not capable of being cured by the earlier of the Outside Date and the date that is forty-five (45) Business Days following written notice from the Company to Parent describing such breach or failure in reasonable detail; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent, if a Change in Company Board Recommendation shall have occurred; provided that Parent’s right to terminate pursuant to this Section 8.01(e) shall expire at 5:00 p.m. (New York City time) on the earlier of (i) the fifteenth (15th) Business Day following the date on which a Change in Company Board Recommendation first occurs and (ii) two (2) days before the date on which a vote to obtain the Company Stockholder Approval is taken at the Stockholders’ Meeting; or

(f) by the Company, at any time prior to the time the Company Stockholder Approval having been obtained, but not after, so long as the Company has not materially breached Section 5.02(e), in order to enter into an Acquisition Agreement providing for a Superior Proposal (it being understood that the Company shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal concurrently with the termination of this Agreement); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if such Superior Proposal resulted from a material breach by the Company of Section 5.02; and provided, further, that the Company Termination Fee shall be paid pursuant to Section 8.03(b) prior to or concurrently with the termination of this Agreement by the Company pursuant to this Section 8.01(f).

Section 8.02 EFFECT OF TERMINATION. Any Party terminating this Agreement pursuant to Section 8.01 shall give written notice of such termination to each other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become null and void and of no effect without any liability or obligation on the part of any Party to this Agreement (or any Parent Related Party or Company Related Party); provided, however, that the provisions of the second to last sentence of Section 6.02, the payment obligations in Section 6.03(g), Section 6.03(i), and Section 6.09,this

Article VIII, Article IX and Article X shall survive such termination. Notwithstanding anything herein to the contrary, no termination of this Agreement pursuant to Section 8.01 shall relieve any Party from any liability or damages resulting from fraud, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment, or Willful Breach prior to such termination by any Party.

Section 8.03 TERMINATION FEES AND EXPENSES.

(a) If this Agreement is terminated by Parent pursuant to Section 8.01(e), then the Company shall pay or cause to be paid to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds within two (2) Business Days following the date of any such termination by Parent.

(b) If the Company terminates this Agreement pursuant to Section 8.01(f), the Company shall pay or cause to be paid to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds, immediately before or concurrently with such termination.

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or, prior to the receipt of the Company Stockholder Approval, by Parent pursuant to Section 8.01(c)(ii) in respect of a material breach of Section 5.02 and (ii) (A) at any time after the date of this Agreement and prior to such termination (or, in the case of a termination pursuant to Section 8.01(b)(iii), prior to the Vote Date), an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and not publicly withdrawn, and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal shall have been consummated (in each case, whether or not such Acquisition Proposal (or the person making such Acquisition Proposal) is the same as the original Acquisition Proposal (or person making the original Acquisition Proposal) publicly made known or publicly announced), then, in any such event, the Company shall pay or cause to be paid to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) of immediately available funds prior to or on the date the Company consummates such Acquisition Proposal; provided that for purposes of this clause (B) the references to“25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided, however that clause (c) in the definition of “Acquisition Proposal” shall be disregarded in all respects for purposes of this clause (B).

(d) Each of Parent and the Company acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the fee due pursuant to this Section 8.03, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay or cause to be paid to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e) The Parties agree that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

(f) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which Parent receives payment of the Company Termination Fee pursuant to this Section 8.03, the Company Termination Fee shall, subject to the last sentence of Section 8.02, constitute the sole and exclusive remedy of Parent, Silk USA and Merger Sub against the Company, any of its Subsidiaries and any Company Related Party for all losses and damages suffered as a result of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, neither the Company nor any of its Subsidiaries or any Company Related Party shall have any further liability or obligation to Parent, Silk USA, Merger Sub or any Parent Related Party relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise.

Section 8.04 AMENDMENT. This Agreement may be amended by the Parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval shall have been obtained; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso to the first sentence of Section 8.04 and only to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

DEFINITIONS

Section 9.01 CERTAIN DEFINITIONS. For purposes of this Agreement:

“2.000% Notes” means the Euro denominated 2.000 Percent Senior Notes due 2022 issued pursuant to the Indenture, dated as of May 27, 2015, by and between Harman Finance International, S.C.A., Harman International Industries, Incorporated, as guarantor, and U.S. Bank National Association, as trustee, as supplemented.

“4.150% Notes” means the U.S. dollar denominated 4.150 Percent Senior Notes due 2025 issued pursuant to the Indenture, dated as of May 11, 2015, by and between Harman International Industries, Incorporated and U.S. Bank National Association, as trustee, as supplemented.

“Acceptable Confidentiality Agreement” means a confidentiality agreement (a) with terms no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between Samsung Semiconductor Incorporated and the Company, dated September 8, 2016, provided, that it need not include a “standstill” or similar provision and (b) that does not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses of any nature.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, option agreement, merger agreement, acquisition agreement, joint venture agreement, partnership agreement or other similar definitive agreement related to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement).

“Acquisition Proposal” means any bid, proposal or offer from any person or “group” (as defined in the Exchange Act) (other than from Parent or any of its Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, (a) assets of the Company or any of its Subsidiaries (including capital stock of Subsidiaries of the Company) whether by asset acquisition, joint venture or otherwise that account for 25% (based on the fair market value) or more of the consolidated assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or from which 25% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (b) 25% or more of the outstanding Company Common Stock (or 25% or more of the respective voting power thereof) or the capital stock or voting power of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity (including if such ownership is through the equity holders of any such parent) pursuant to a merger, consolidation or other business combination, tender offer, exchange offer, binding share exchange, purchase or sale of capital stock, liquidation, dissolution, recapitalization or similar transaction, (c) substantially all of the assets of any of (1) the Connected Car business segment, (2) the Lifestyle Audio business segment, (3) the Professional Solutions business segment or (4) the Connected Services business segment, or (d) any combination of the foregoing.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Merger Control Law and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (it being understood that “Antitrust Law” specifically excludes any Laws related to CFIUS).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.04(b).

“Book Entry Shares” has the meaning set forth in Section 2.03(b).

“Burdensome Condition” means any limitations imposed pursuant to Section 6.03 on the right of Parent following the Closing to own or operate all or any portion of the businesses, product lines or assets, as of the date hereof, of (a) Parent or its Subsidiaries (for the avoidance of doubt, other than the Company (including the Surviving Corporation) or any of its Subsidiaries) or (b) the Surviving Corporation or its Subsidiaries, if any such limitations, had they been imposed on the Company and its Subsidiaries from and after October 1, 2015 through September 30, 2016, would reasonably be expected to have caused the loss of consolidated revenues of the Company and its Subsidiaries during the twelve (12)-month period ended September 30, 2016 in an aggregate amount in excess of $450,000,000.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

“Capitalization Date” has the meaning set forth in Section 3.03(a).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Condition” has the meaning set forth in Section 7.01(b)(ii).

“Change in Company Board Recommendation” has the meaning set forth in Section 5.02(d).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Collective Bargaining Agreement” means each Contract, work rule or any side letter to which the Company or any of its Subsidiaries is a party that constitutes a collective bargaining agreement or similar labor agreement with any labor organization, works council, trade union, employee association or other employee representative body representing any employee of the Company or its Subsidiaries.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2016 set forth in the Company’s annual report on Form 10-K filed with the SEC on August 11, 2016.

“Company Balance Sheet Date” means June 30, 2016.

“Company Benefit Plans” has the meaning set forth in Section 3.12(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.04(a).

“Company Bylaws” has the meaning set forth in Section 1.05(b).

“Company Certificate of Incorporation” has the meaning set forth in Section 1.05(a).

“Company Charter Documents” has the meaning set forth in Section 3.02.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; or (b) by which the Company or any of its Subsidiaries or any asset of any of the Company or its Subsidiaries is bound.

“Company Equity Awards” means, collectively, all Company Stock Options, Company SARs, and Company RSUs granted under any Company Stock Plan.

“Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Company Leases” has the meaning set forth in Section 3.14(b).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, with all other Effects: (a) prevents or materially impedes or materially delays the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; or (b) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in the case of clause (b) above, no Effect relating to, arising out of or in connection with or resulting from any of the following shall be deemed to constitute or contribute to a Company Material Adverse Effect: any Effect arising out of or resulting from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, or general business, labor, tax or regulatory conditions, or any outbreak or escalation of hostilities, acts of war (whether or not declared), military actions or any act of sabotage or terrorism; (ii) general changes or developments in the industries in which the Company or its Subsidiaries operate; (iii) any hurricane, tornado, earthquake, changes in weather, health crisis, flood, natural disaster, act of God or other comparable events; (iv) any change or proposed change in applicable Law or GAAP or interpretations or enforcement thereof or changes in the regulatory accounting requirements applicable to the industries in which the Company operates and which is announced, proposed, approved, implemented or enacted on or after the date of this Agreement; (v) a change in the market price or trading volume of the Company’s Common Stock, or other Company Securities, or in the credit rating of the Company or any of its Subsidiaries or their respective securities; (vi) any failure by the Company and its Subsidiaries to meet internal or published or other budgets, projections, estimates or forecasts for any period; (vii) any action taken or omission by the Company or its Subsidiaries at Parent’s or its Affiliates’ or their respective Representatives’ written request or any action expressly permitted or required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or consented to by Parent in writing; (viii) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than for purposes of Section 3.05(a)), or the public announcement or pendency thereof, including, in each case, any Transaction Litigation, or the identity of Parent, any circumstances related to Parent, Silk USA, Merger Sub or any Parent Related Party or any breach by Parent, Silk USA or Merger Sub of any of the terms hereof; or (ix) the expiration or termination of any Contract in accordance with its terms; provided that, in the cases of clauses (i), (ii) or (iv), such Effect may be taken into account if and to the extent, it (individually or in the aggregate with any other Effect) materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect); and provided, further, with respect to clauses (v) and (vi), the underlying cause of such change or failure (to the extent not covered by any of the other exclusions under this definition) may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Preferred Stock” has the meaning set forth in Section 3.03(a).

“Company Product” means all products or services that are being produced and/or sold by or on behalf of the Company or any of its Subsidiaries.

“Company Related Party” means the respective, direct or indirect, former, current or future, officers, directors, partners, stockholders, managers, members or Affiliates of each of the Company and any of its Subsidiaries.

“Company RSU” has the meaning set forth in Section 2.04(b).

“Company SAR” has the meaning set forth in Section 2.04(a).

“Company SEC Documents” has the meaning set forth in Section 3.06(a).

“Company Securities” has the meaning set forth in Section 3.03(b).

“Company Stock Certificate” has the meaning set forth in Section 2.03(b).

“Company Stock Option” has the meaning set forth in Section 2.04(a).

“Company Stock Plans” means the Company’s Amended and Restated 2002 Stock Option and Incentive Plan and the 2012 Stock Option and Incentive Plan, each as amended, and any applicable award agreements thereunder.

“Company Stockholder Approval” has the meaning set forth in Section 3.04(a).

“Company Technology” means all Owned Technology and all Licensed Technology.

“Company Termination Fee” means $240,000,000.

“Confidentiality Agreements” has the meaning set forth in Section 6.02.

“Continuation Period” has the meaning set forth in Section 6.10(a).

“Contract” means any contract, lease, guarantee, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement with respect to which there are continuing rights, liabilities or obligations, whether oral or in writing.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of capital stock or other equity interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Covered Employee” has the meaning set forth in Section 6.10(a).

“Covered Persons” has the meaning set forth in Section 6.05(a).

“Delaware Courts” has the meaning set forth in Section 10.07.

“Delaware Secretary” has the meaning set forth in Section 1.03.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent, Silk USA and Merger Sub on the date of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.05(a).

“DOJ” has the meaning set forth in Section 6.03(b).

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Approval” means any Governmental Authorization required under applicable Environmental Law with respect to the business and assets of the Company and its Subsidiaries.

“Environmental Claims” means any Orders, Proceedings or written notices of noncompliance by or from any Governmental Authority or any other person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any applicable Environmental Law or any Governmental Authorization issued thereunder.

“Environmental Law” means any applicable Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials.

“Equity Award Amounts” means, collectively, all amounts payable pursuant to Section 2.04.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means all entities (whether or not incorporated) that would be treated together with any other entity as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Existing Revolver” means the Multi-Currency Credit Agreement by and among the Company, Harman Holding GmbH & Co. KG, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, dated as of March 26, 2015, as amended.

“Exon-Florio” shall refer to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170.

“FCPA” has the meaning set forth in Section 3.21(a).

“Filed Company Contract” has the meaning set forth in Section 3.09(a).

“Foreign Benefit Plan” means each material agreement, plan or arrangement that would, if maintained primarily for the benefit of individuals regularly employed by the Company or its Subsidiaries within the United States, constitute a Company Benefit Plan, that is instead maintained for the benefit of individuals regularly employed by the Company or its Subsidiaries outside of the United States.

“Foreign Merger Control Laws” has the meaning set forth in Section 3.05(b).

“FTC” has the meaning set forth in Section 6.03(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, body or entity and any court or other tribunal).

“Governmental Authorization” means any consent, approval, permit, license, certificate, franchise, permission, variance, waiver, clearance, registration, qualification or authorization issued, granted given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Government Official” includes any officer or employee of any government or public international organization, or any department or agency of such a government or organization; any officer of a government-owned or controlled company.

“Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Inbound Intellectual Property Contracts” mean any Contracts pursuant to which the Company or any of its Subsidiaries has the right to exploit any Licensed Intellectual Property or Licensed Technology, including all modifications, amendments and supplements thereto and waivers thereunder.

“Indebtedness” of any person means, without duplication: (a) all obligations of such person for borrowed money and all obligations of such person evidenced by a note, bond, debenture, mortgage, debt security or similar instrument; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, bonds (including surety bonds) and similar obligations, whether or not drawn, and banker’s acceptances issued for the account of such person; (c) all obligations of such person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) all obligations of such person in the nature of overdrafts; (e) net liabilities of such person under all hedging obligations; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such person to pay the deferred purchase price of property or services (excluding open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services); (g) indebtedness (excluding prepaid interest thereon) secured by any Liens on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof; (h) solely with respect to the Company, all obligations under the 2.000% Notes, the 4.150% Notes and the Existing Revolver; and (i) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (a) through (h) of this definition, and with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i) of this definition, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs and other charges with respect thereto.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or not, including such rights in and to: (a) any patent (including all reissues, divisions, provisionals, continuations, continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent application, patent disclosure and other patent rights (collectively, “Patents”); (b) any trademark, service mark, trade name, business name, brand name, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing (collectively, “Marks”); (c) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software); (d) any Internet domain names; and (e) any trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any such trade secrets derive economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”).

“International Trade Laws and Regulations” means all U.S. Laws concerning the import, export, or re-export of products, software, services, or technology, transactions involving foreign persons, and transactions in a country other than the United States, administered by the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Energy, the U.S. Nuclear Regulatory Commission or the U.S. Department of Treasury, and the U.S. Customs and Border Protection, including the Tariff Act of 1930, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the Trading with the Enemy Act, the International Traffic in Arms Regulations, embargoes, sanctions and trade restrictions promulgated under executive orders of the President of the United States or administered by the U.S. Treasury Department’s Office of Foreign Assets Control, anti-boycott regulations, anti-dumping and countervailing duty Laws and regulations, or any other applicable international trade Law or regulations administered by a governmental agency.

“Intervening Event” means any Effect (other than an Acquisition Proposal or a Superior Proposal) related to the Company or any of its Subsidiaries that (a) is not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, (b) did not result from a breach of this Agreement by the Company or its Subsidiaries or any of their respective Representatives and (c) which Effect becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, that any change in the market price or trading volume of the Company Common Stock shall not constitute or otherwise be taken into account in determining whether there has been an Intervening Event (provided, however that the underlying cause of any such change may be taken into account in any such determination).

“IRS” has the meaning set forth in Section 3.12(d).

“Joint Notice” has the meaning set forth in Section 3.05(b).

“JPM” has the meaning set forth in Section 3.23.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of the individuals set forth in Part 9.01(a) of the Company Disclosure Schedule and (b) with respect to Parent, Silk USA or Merger Sub, the actual knowledge of the individuals set forth in Part 9.01(b) of the Parent Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the NYSE.

“Lazard” has the meaning set forth in Section 3.23.

“Licensed Intellectual Property” means any and all Intellectual Property that is licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or any of its Subsidiaries.

“Licensed Technology” means any and all Technology that is licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or any of its Subsidiaries.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, option, right of first refusal, preemptive right, or community property interest or any restriction on the voting of any security or the transfer of any security or asset.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Contract” has the meaning set forth in Section 3.09(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 2.01(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software, code or library that is or is required to be licensed, distributed or conveyed as free software or as open source software or under any open-source licensing or distribution model, including (a) software licensed or distributed under any of the following licenses or distribution models: the Artistic License, the BSD License, the Apache License, the Mozilla Public License, the GNU General Public License (GPL) or Lesser/Library GPL, or the Sun Community Source License or (b) any other license or distribution model which requires as a condition of any use, modification, distribution or further licensing that any party which uses, modifies, distributes or further licenses such software, code or libraries make such software, code or libraries (or modification or derivative work thereof) or any other software, code or libraries which may be combined with or linked thereto available for free or in source code form.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business and consistent with past practice.

“Outbound Intellectual Property Contracts” means any Contracts pursuant to which any person (other than the Company or its Subsidiaries) is authorized by the Company or any of its Subsidiaries to exercise any rights with respect to any Company Intellectual Property or Company Technology, or pursuant to which the Company or any of its Subsidiaries otherwise grant any rights under or with respect to any Intellectual Property or Technology to any third person, including all modifications, amendments and supplements thereto and waivers thereunder.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or held for or on behalf of the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 3.14(a).

“Owned Technology” means any Technology owned or purported to be owned by the Company or any of its Subsidiaries, or held for or on behalf of the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule delivered by the Parent, Silk USA and Merger Sub to the Company on the date of this Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, with all other Effects prevents or materially impedes or materially delays the consummation by Parent, Silk USA or Merger Sub of the Merger or the other transactions contemplated by this Agreement.

“Parent Related Party” means the respective, direct or indirect, former, current or future, officers, directors, partners, stockholders, managers, members or Affiliates of each of Parent, Silk USA and Merger Sub.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Party” or “Parties” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.03(a).

“PDF” means portable document format.

“Per Share Merger Price” has the meaning set forth in Section 2.01(c).

“Permitted Liens” mean: (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business; (b) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate Proceedings, in each case for which adequate reserves have been established in accordance with GAAP; (c) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate; (d) zoning, building and other similar codes and regulations; (e) Liens arising from transfer restrictions under securities Laws or similar Laws of any jurisdiction; and (f) such other Liens or defects in title which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

“Proceeding” means any action, suit, claim (or counterclaim), charge, complaint, litigation, arbitration, mediation, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration or mediation panel.

“Proxy Statement” has the meaning set forth in Section 6.01(a).

“Qualifying Subsidiary” has the meaning set forth in Section 10.06.

“Regular Cash Dividends” has the meaning set forth in Section 2.02.

“Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Sanctioned Country” has the meaning set forth in Section 3.20(b).

“Sanctions” has the meaning set forth in Section 3.20(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in Section 3.05(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” has the meaning set forth in Section 3.01(c).

“Significant Subsidiary Charter Documents” has the meaning set forth in Section 3.02.

“Silk USA” has the meaning set forth in the Preamble.

“Specified Foreign Merger Control Laws” has the meaning set forth in Section 6.03(a).

“Stockholders’ Meeting” has the meaning set forth in Section 6.01(c).

a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

“Superior Proposal” means a bona fide written Acquisition Proposal obtained after the date of this Agreement (a) which did not result from or arise in connection with a material breach of Section 5.02, (b) that if consummated would result in a person or group (or in the case of a direct merger between such person or group and the Company, the stockholders of such person) acquiring, directly or indirectly, (i) more than 50% of the outstanding Company Common Stock (or more than 50% of the voting power thereof), (ii) more than 50% (based on the fair market value) of the consolidated assets of the Company and its Subsidiaries (including the capital stock of the Company’s Subsidiaries), taken as whole, or (iii) assets from which 50% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (c) that the Company Board determines in good faith after consultation with its outside legal advisor and its financial advisors, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the person making the Acquisition Proposal and (d) that the Company Board determines in good faith after consultation with its outside legal advisor and its financial advisors (taking into account any changes to this Agreement proposed by Parent in response to such Acquisition Proposal and all legal, financial, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the person making the Acquisition Proposal), is more favorable, from a financial point of view, to the Company’s stockholders than the Merger.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other form of anti-takeover statute or regulation.

“Tax” or “Taxes” means all: (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign Taxing authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax; (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority (i) in connection with any item described in clause (a) or (ii) as a result of the failure to timely and accurately file any Tax Return; and (c) liabilities of any other person for any items described in clause (a) and/or (b) payable by reason of transferee or successor liability or under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local, or foreign Law).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information required to be filed with or submitted to any Governmental Authority responsible for the administration of Taxes, including any amendment thereto.

“Technology” means, collectively, any technology or embodiments of any Intellectual Property, in electronic, written or any other form, including designs, formulae, specifications, research and development information, technical information, design and manufacturing schematics, manufacturing and other processes, procedures, algorithms, data, databases, methods, techniques, ideas, know-how, concepts, inventions, invention disclosures, discoveries, developments, creations, works of authorship, improvements, derivative works, products, hardware, and software and other similar materials (including firmware or software in the form of source code, object code, byte code or other format and any bug fixes, patches, updates, upgrades or modifications thereto).

“Trade Authorizations” has the meaning set forth in Section 3.20(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Litigation” means any Proceeding commenced or threatened in writing against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

“UKBA” has the meaning set forth in Section 3.21(a).

“Vote Date” has the meaning set forth in Section 8.01(b)(iii).

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of a deliberate act or a deliberate failure to act undertaken by the breaching Party with actual knowledge that such Party’s act or failure to act constitutes, or will result in, a material breach of this Agreement.

Section 9.02 INTERPRETATION.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive. When used in this Agreement, “dollars” and “$” shall refer to U.S. dollars.

(d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e) References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(g) In determining whether a Subsidiary of the Company is wholly owned by the Company or another Subsidiary of the Company (i) the following shall be disregarded: (A) any capital stock of such Subsidiary that is required by the applicable Law of any jurisdiction to be held by persons other than the Company and its other wholly owned Subsidiaries and (B) any “Missing Aditi Shares,” as defined in the Agreement and Plan of Merger, dated as of January 22, 2015, by and among Symphony Teleca Corporation, the Company, Sabita Sub., Inc. and Symphony Technology Group, L.L.C., constituting less than 1% of the capital stock of Aditi Technology Private Limited; and (ii) ownership of capital stock or other equity interests may be direct or indirect.

(h) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(i) Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Silk USA or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Silk USA or Merger Sub, as applicable, to take such action.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.02 EXPENSES. Except as otherwise provided in this Agreement, including Section 8.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 10.03 NOTICES. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5:00 p.m. on a business day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt; (b) when sent if sent by email or facsimile to the Party to be notified if received prior to 5:00 p.m. on a business day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 10.03 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or facsimile or any other method described in this Section 10.03; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a business day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt; in each case to the Party to be notified at the following address:

If to Parent, Silk USA or Merger Sub, to:

Samsung Electronics Co., Ltd., Strategy and Innovation Center

2440 Sand Hill Road, Suite 302

Menlo Park, California 94025

Facsimile: (650) 223-7881

Attention: James Oh

with copies (which shall not constitute notice) to:

Paul Hastings LLP

4747 Executive Drive, Twelfth Floor

San Diego, California 92121

Facsimile: (858) 458-3130

Attention: Carl R. Sanchez

                  Daniel Sae-Chin Kim

if to the Company, to:

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, Connecticut 06901

Facsimile: (203) 328-3978

Attention: Todd A. Suko, Executive Vice President and General Counsel

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: Joshua R. Cammaker

                  Edward J. Lee

Section 10.04 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto and the Disclosure Schedule), together with the Confidentiality Agreements, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreements.

Section 10.05 NO THIRD-PARTY BENEFICIARIES. Except (i) for the provisions of Section 6.05, (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, Silk USA’s or Merger Sub’s Willful Breach of this Agreement, which shall be deemed in such event to be damages of the Company, and (iii) following the Effective Time, the rights of the Company’s stockholders and holders of Company Equity Awards to receive the Merger Consideration and other payments pursuant to Article II, neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any person (including any Company Related Party or Parent Related Party) other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 10.06 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Closing, (i) Parent, Silk USA and Merger Sub may assign this Agreement (in whole but not in part) to any of Parent’s direct or indirect wholly owned Subsidiaries (only to the extent any such Subsidiary (each a “Qualifying Subsidiary”) (A) remains a direct or indirect wholly owned Subsidiary of Silk and (B) is organized and tax resident in either the Republic of Korea or the United States), and (ii) Silk USA may transfer to Parent, or any of Parent’s Qualifying Subsidiaries (so long as such Subsidiary remains a Qualifying Subsidiary) the beneficial ownership of capital stock of Merger Sub, in each case after providing written notice thereof to the Company at least five (5) Business Days prior to such assignment or transfer. No such assignment or transfer by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.07 CONSENT TO JURISDICTION; VENUE; GOVERNING LAW. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties hereto irrevocably agrees that any legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom (all such courts referred to in this sentence, the “Delaware Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Delaware Courts and agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve in accordance with this Section 10.07; (b) any claim that it or its property is exempt or immune from the jurisdiction of any Delaware Court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereto agrees that service of process upon such Party in any such Proceeding shall be effective if such process is given as a notice in accordance with Section 10.03. Parent agrees that if the Company obtains a judgment against Parent in any Delaware Court arising out of or relating to this Agreement or the transactions contemplated hereby, the Company may bring any Proceeding with respect to the recognition and enforcement thereof in a court in any jurisdiction whatsoever, including in the Republic of Korea, and Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, any contention that such judgment of any of the Delaware Courts may not be recognized and/or enforced in whole or in part.

Section 10.08 WAIVER OF JURY TRIAL. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in any Proceeding directly or indirectly based upon, relating to or arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implication of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.08.

Section 10.09 SPECIFIC PERFORMANCE; REMEDIES. The Parties agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the Parties hereto does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 10.07 shall be entitled to such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such injunction. To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce only provision(s) that expressly survive termination of this Agreement) when available to such party pursuant to this Section 10.09, the Outside Date shall automatically be extended to the later of: (i) the twentieth (20th) Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding. Each of Parent, Silk USA and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent, Silk USA or Merger Sub, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Silk USA or Merger Sub, or the Company, as applicable, under this Agreement.

Section 10.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.11 COUNTERPARTS; FACSIMILE AND ELECTRONIC SIGNATURES. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by PDF, each of which shall be deemed an original.

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IN WITNESS WHEREOF, Parent, Silk USA, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Sanghoon Lee
	Name:	Sanghoon Lee
	Title:	President, Corporate Management Office

SAMSUNG ELECTRONICS AMERICA, INC.

By:	/s/ Moon-Hyung Lyu
	Name:	Moon-Hyung Lyu
	Title:	Chief Financial Officer

SILK DELAWARE, INC.

By:	/s/ Moon-Hyung Lyu
	Name:	Moon-Hyung Lyu
	Title:	Chief Executive Officer

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Dinesh C. Paliwal
	Name:	Dinesh C. Paliwal
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]